    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 4, 2000

                                                     REGISTRATION NO. 333-
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                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                            -----------------------
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                            -----------------------
                             WELLS FARGO & COMPANY
            (Exact name of Registrant as specified in its charter)
                            -----------------------

               Delaware                              41-0449260
    (State or other jurisdiction of     (I.R.S. Employer Identification No.)
    incorporation or organization)

                             420 Montgomery Street
                        San Francisco, California 94163
                                1-800-411-4932
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)

                               Stanley S. Stroup
                 Executive Vice President and General Counsel
                             Wells Fargo & Company
                                MAC #A0149-072
                               633 Folsom Street
                        San Francisco, California 94107
                                 415-396-6019
                    (Name, address, including zip code, and
         telephone number, including area code, of agent for service)

                            -----------------------
                                With a copy to:

    Mary E. Schaffner          Sonia A. Shewchuk        Douglas D. Smith
  Wells Fargo & Company       Faegre & Benson LLP    Gibson, Dunn & Crutcher
     MAC #N9305-173         2200 Wells Fargo Center            LLP
Wells Fargo Center, 17th    90 South Seventh Street   One Montgomery Street
          Floor             Minneapolis, Minnesota     Telesis Tower, 26th
   Sixth and Marquette            55402-3901                  Floor
 Minneapolis, Minnesota                                  San Francisco,
          55479                                         California 94104

                            -----------------------
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

   If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, check the following box. [_]
   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [X]

                      CALCULATION OF REGISTRATION FEE (1)
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
                                             PROPOSED        PROPOSED
                                              MAXIMUM         MAXIMUM
   TITLE OF EACH CLASS OF        AMOUNT      OFFERING        AGGREGATE        AMOUNT OF
SECURITIES TO BE REGISTERED       TO BE      PRICE PER       OFFERING        REGISTRATION
            (2)              REGISTERED (3)  UNIT (4)          PRICE             FEE
-----------------------------------------------------------------------------------------
Debt Securities (5),
 Preferred Stock,
 Depositary Shares,
 Common Stock, par
 value $1-2/3 per share
 (6), and Securities
 Warrants..............      $10,000,000,000           $10,000,000,000(7)(8)  $2,640,000

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(1) Estimated in accordance with Rule 457 solely for the purpose of calculating the registration fee.
(2) Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.
(3) Includes such indeterminate number of shares of Preferred Stock, but with an aggregate initial offering price not to exceed $10,000,000,000, plus such indeterminate number of shares of Preferred Stock as may be issued upon exercise of Securities Warrants or in exchange for, or upon conversion of, Debt Securities or other Preferred Stock registered hereunder, such indeterminate number of Depositary Shares as may be issued in the event the Registrant elects to offer fractional interests in shares of Preferred Stock registered hereunder, and such indeterminate number of shares of Common Stock as may be issued upon exercise of Securities Warrants or in exchange for, or upon conversion of, Debt Securities or Preferred Stock registered hereunder. Also includes such additional principal amount as may be necessary such that, if Debt Securities are issued with an original issue discount, the aggregate initial offering price of all Debt Securities will equal $10,000,000,000 less the dollar amount of other securities previously issued.
(4)  Omitted pursuant to General Instruction II.D of Form S-3.
(5) The Debt Securities to be offered hereunder will consist of one or more series of Senior Debt Securities or Subordinated Debt Securities, or any thereof, as more fully described herein.
(6) Common Stock will be issued only upon conversion, exchange or exercise of Debt Securities, Preferred Stock, Depositary Shares or Securities Warrants. Associated with the Common Stock are preferred share purchase rights that will not be exercisable or evidenced separately from the Common Stock prior to the occurrence of certain events.
(7) No separate consideration will be received for Debt Securities, Common Stock, Preferred Stock or Depositary Shares that are issued upon conversion of Debt Securities, Preferred Shares or Depositary Shares.
(8) In U.S. dollars or the equivalent thereof in one or more foreign currencies or composite currencies.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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

PROSPECTUS

                             WELLS FARGO & COMPANY

                             420 Montgomery Street
                        San Francisco, California 94163
                                 1-800-411-4932

                                $10,000,000,000

                                Debt Securities
                                Preferred Stock
                               Depositary Shares
                              Securities Warrants

                                 ------------

  We may also issue common stock upon conversion, exchange or exercise of any of the securities listed above. We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the applicable supplement carefully before you invest.

                                 ------------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                 ------------

  These securities are our unsecured obligations and are not savings accounts, deposits or other obligations of any of our bank or nonbank subsidiaries and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.

                                 ------------

                    This prospectus is dated         , 2000.

                             ABOUT THIS PROSPECTUS

      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission using a "shelf" registration process. Under this shelf process, we may sell debt securities, preferred stock, depositary shares and securities warrants in one or more offerings up to a total dollar amount of $10,000,000,000. We may sell these securities either separately or in units. We may also issue common stock upon conversion, exchange or exercise of any of the securities mentioned above.

      This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. Such prospectus supplement may also add, update or change information contained in this prospectus. You should read this prospectus and the applicable prospectus supplement together with the additional information described under the heading "Where You Can Find More Information."

      The registration statement that contains this prospectus, including the exhibits to the registration statement, contains additional information about us and the securities offered under this prospectus. That registration statement can be read at the Securities and Exchange Commission, or SEC, web site or at the SEC offices mentioned under the heading "Where You Can Find More Information."

                      WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference facilities at 450 Fifth Street, N.W., Washington, D.C. 20549, 7 World Trade Center,
Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You can also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our SEC filings are also available at the offices of the New York Stock Exchange and Chicago Stock Exchange. For further information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060, and for further information on obtaining copies of our public filings at the Chicago Stock Exchange, you should call (312) 663-2423.

      We "incorporate by reference" into this prospectus the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus. Some information contained in this prospectus updates the information incorporated by reference, and information that we file subsequently with the SEC will automatically update this prospectus. In other words, in the case of a conflict or inconsistency between information set forth in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that was filed later. We incorporate by reference the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange

Act of 1934 after the initial filing of the registration statement that contains this prospectus and prior to the time that we sell all the securities offered by this prospectus:

    . Annual Report on Form 10-K for the year ended December 31, 1999, including information specifically incorporated by reference into our Form 10-K from our 1999 Annual Report to Stockholders and our definitive Proxy Statement for our 2000 Annual Meeting of
       Stockholders;

    . Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000;

    . Current Reports on Form 8-K filed January 18, 2000, January 26, 2000, April 12, 2000, April 18, 2000, and July 18, 2000;

    . the description of our preferred share purchase rights contained in the Registration Statement on Form 8-A dated October 21, 1998; and

    . the description of our common stock contained in the Current Report on Form 8-K filed October 14, 1997.

      You may request a copy of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning us at the following address:

                            Laurel A. Holschuh
                            Corporate Secretary
                            Wells Fargo & Company
                            Wells Fargo Center
                            MAC #N9305-173
                            Sixth and Marquette
                            Minneapolis, Minnesota 55479
                            Phone: (612) 667-8655

      You should rely only on the information incorporated by reference or presented in this prospectus or the applicable prospectus supplement. Neither we, nor any underwriters or agents, have authorized anyone else to provide you with different information. We may only use this prospectus to sell securities if it is accompanied by a prospectus supplement. We are only offering these securities in states where the offer is permitted. You should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any date other than the dates on the front of those documents.

                                  THE COMPANY

      Wells Fargo & Company is a diversified financial services company organized under the laws of the State of Delaware and a financial holding company and is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended.

      Our subsidiaries provide retail, commercial and corporate banking services to customers through banks located in Alaska, Arizona, California, Colorado, Idaho, Illinois, Indiana, Iowa, Michigan, Minnesota, Montana, Nebraska, Nevada, New Mexico, North Dakota, Ohio, Oregon, South Dakota, Texas, Utah, Washington, Wisconsin and Wyoming. We provide additional financial services to customers through subsidiaries engaged in various businesses, such as wholesale banking, mortgage banking, consumer finance, equipment leasing, agricultural finance, commercial finance, securities brokerage and investment banking, insurance agency services, computer and data processing services, trust services, mortgage-backed securities servicing and venture capital investment. At December 31, 1999 our significant subsidiaries were Wells Fargo Bank Minnesota, National Association and its consolidated subsidiaries, Norwest Limited LP, LLLP, Norwest Venture Partners VI, LP and WFC Holdings Corporation and its consolidated subsidiaries, including its principal subsidiary, Wells Fargo Bank, National Association.

      On November 2, 1998, we changed our name to "Wells Fargo & Company" from "Norwest Corporation" following the merger of the former Wells Fargo & Company into one of our wholly-owned subsidiaries. At June 30, 2000, we had consolidated total assets of $234 billion, seventh largest among U.S. bank holding companies.

      We are a separate and distinct legal entity from our banking and other subsidiaries. Our principal source of funds to pay dividends on our common and preferred stock and debt service on our debt is dividends from our subsidiaries. Various federal and state statutes and regulations limit the amount of dividends that our banking and other subsidiaries may pay to us without regulatory approval.

      When we refer to "our company," "we," "our" and "us" in this prospectus under the headings "The Company" and "Ratios of Earnings to Fixed Charges and to Fixed Charges and Preferred Stock Dividends," we mean Wells Fargo & Company and its subsidiaries unless the context indicates otherwise. When such terms are used elsewhere in this prospectus, we refer only to Wells Fargo & Company unless the context indicates otherwise.

                                USE OF PROCEEDS

      Unless the applicable prospectus supplement states otherwise, the net proceeds from the sale of the offered securities will be added to our general funds and will be available for general corporate purposes, including:

    .  investments in or advances to our existing or future subsidiaries;

    .  repayment of obligations that have matured; and

    .  reducing our outstanding commercial paper and other debt.

Until the net proceeds have been used, they will be invested in short-term marketable securities.

            RATIOS OF EARNINGS TO FIXED CHARGES AND TO FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

                                                                   SIX MONTHS
                                                                      ENDED
                                 FISCAL YEAR ENDED DECEMBER 31,     JUNE 30 ,
                               ---------------------------------- -------------
                                1995   1996   1997   1998   1999   1999   2000
                               ------ ------ ------ ------ ------ ------ ------
Ratio of Earnings to Fixed
 Charges:
Excluding interest on
 deposits..................... 2.73x   2.98   3.10   2.56   3.49   3.69   3.07
Including interest on
 deposits..................... 1.80x   1.78   1.81   1.63   2.16   2.17   2.02
Ratio of Earnings to Fixed
 Charges and
 Preferred Stock Dividends:
Excluding interest on
 deposits..................... 2.55x   2.77   2.99   2.49   3.41   3.60   3.04
Including interest on
 deposits..................... 1.74x   1.73   1.79   1.61   2.13   2.14   2.01

 .  The ratio of earnings to fixed charges is calculated as follows:

    (income before income taxes) + (fixed charges) - (capitalized interest)
                                (fixed charges)

 . The ratio of earnings to fixed charges and preferred stock dividends is calculated as follows:

    (income before income taxes) + (fixed charges) - (capitalized interest) (fixed charges) + (pretax earnings required to cover preferred stock dividends)

 . Pretax earnings required to cover preferred stock dividends are calculated as follows:

                           preferred stock dividends
                      1 - (our effective income tax rate)

 .  Fixed charges, excluding interest on deposits, consist of

  . interest on short-term borrowings and long-term debt, . amortization of debt expense,
  .  capitalized interest, and
  . one-third of net rental expense, which we believe is representative of the interest factor.

 . Fixed charges, including interest on deposits, consist of all of the items listed immediately above plus interest on deposits.

We have included these computations in compliance with SEC regulations. However, we believe that the fixed charge ratios are not meaningful measures for our business due to two factors. First, even if our net income did not change, our ratios would decline if the proportion of our income that is tax-exempt increased. Conversely, our ratios would increase if the proportion of our income that is tax-exempt decreased. Second, even if our net income did not change, our ratios would decline if our interest income and interest expense increased by the same amount due to an increase in the level of interest rates. Conversely, our ratios would increase if our interest income and interest expense decreased by the same amount due to a decrease in the level of interest rates.

                         DESCRIPTION OF DEBT SECURITIES

      This section describes the general terms and provisions of our debt securities, which could be senior debt securities or subordinated debt securities. The prospectus supplement will describe the specific terms of the debt securities offered through that prospectus supplement and any general terms outlined in this section that will not apply to those debt securities.

      The senior debt securities will be issued under a senior indenture between us and the senior trustee named in the applicable prospectus supplement and the subordinated debt securities will be issued under a subordinated indenture between us and the subordinated trustee named in the applicable prospectus supplement.

      We have summarized the material terms and provisions of the indentures in this section. We have also filed the form of each of the indentures as exhibits to the registration statement. You should read the applicable indenture for additional information before you buy any debt securities. The summary that follows includes references to section numbers of the indentures so that you can more easily locate these provisions.

GENERAL

      The debt securities will be our direct unsecured obligations. Neither of the indentures limits the amount of debt securities that we may issue. Both indentures permit us to issue debt securities from time to time and debt securities issued under an indenture will be issued as part of a series that has been established by us under such indenture. (Section 301)

      The senior debt securities will be unsecured and will rank equally with all of our other Senior Debt, as defined under "--Subordination" below. The subordinated debt securities will be unsecured and will rank equally with all of our other subordinated debt and, together with such other subordinated debt, will be subordinated to all of our existing and future Senior Debt. See "-- Subordination" below.

      The debt securities are our unsecured senior or subordinated debt securities, as the case may be, but our assets consist primarily of equity in our subsidiaries. As a result, our ability to make payments on our debt securities depends on our receipt of dividends, loan payments and other funds from our subsidiaries. In addition, if any of our subsidiaries becomes insolvent, the direct creditors of that subsidiary will have a prior claim on its assets. Our rights and the rights of our creditors, including your rights as an owner of our debt securities, will be subject to that prior claim, unless we are also a direct creditor of that subsidiary. This subordination of creditors of a parent company to prior claims of creditors of its subsidiaries is commonly referred to as structural subordination.

      A prospectus supplement relating to a series of debt securities being offered will include specific terms relating to the offering. (Section 301) These terms will include some or all of the following:

    .  the title and type of the debt securities;

    . any limit on the total principal amount of the debt securities of that series;

    .  the price at which the debt securities will be issued;

    . the date or dates on which the principal of and any premium on the debt securities will be payable;

    . the maturity date or dates of the debt securities or the method by which those dates can be determined;

    .  if the debt securities will bear interest:

      . the interest rate on the debt securities or the method by which the interest rate may be determined;
      .  the date from which interest will accrue;
      . the record and interest payment dates for the debt securities; . the first interest payment date; and . any circumstances under which we may defer interest payments;

    .  the place or places where:

      .  we can make payments on the debt securities;
      . the debt securities can be surrendered for registration of transfer or exchange; and
      . notices and demands can be given to us relating to the debt securities and under the applicable indenture;

    . any optional redemption provisions that would permit us or the holders of debt securities to elect redemption of the debt securities before their final maturity;

    . any sinking fund provisions that would obligate us to redeem the debt securities before their final maturity;

    . whether the subordinated debt securities will be convertible into shares of common stock, shares of preferred stock or depositary shares and, if so, the terms and conditions of any such conversion, and, if convertible into shares of preferred stock or depositary shares, the terms of such preferred stock or depositary shares;

    . if the debt securities will be issued in bearer form, the terms and provisions contained in the bearer securities and in the applicable indenture specifically relating to the bearer securities;

    . the currency or currencies in which the debt securities will be denominated and payable, if other than U.S. dollars and, if a composite currency, any special provisions relating thereto;

    . any circumstances under which the debt securities may be paid in a currency other than the currency in which the debt securities are denominated and any provisions relating thereto;

    . whether the provisions described below under the heading "-- Defeasance" apply to the debt securities;

    . any events of default which will apply to the debt securities in addition to those contained in the applicable indenture;

    . any additions or changes to the covenants contained in the applicable indenture and the ability, if any, of the holders to waive our compliance with those additional or changed covenants;

    . whether all or part of the debt securities will be issued in whole or in part as temporary or permanent global securities and, if so, the depositary for those global securities and a description of any book-entry procedures relating to the global securities--a "global security" is a debt security that we issue in accordance with the applicable indenture to represent all or part of a series of debt securities;

    . if we issue temporary global securities, any special provisions dealing with the payment of interest and any terms relating to the ability to exchange interests in a temporary global security for interests in a permanent global security or for definitive debt securities;

    . the identity of the security registrar and paying agent for the debt securities if other than the applicable trustee;

    .  any special tax implications of the debt securities;

    . any special provisions relating to the payment of any additional amounts on the debt securities;

    . the terms of any securities being offered together with or separately from the debt securities; and

    .  any other terms of the debt securities.

When we use the term "holder" in this prospectus with respect to a registered debt security, we mean the person in whose name such debt security is registered in the security register. (Section 101)

PAYMENT; EXCHANGE; TRANSFER

      We will designate a place of payment where you can receive payment of the principal of and any premium and interest on the debt securities. Even though we will designate a place of payment, we may elect to pay any interest on the debt securities by mailing a check to the person listed as the owner of the debt securities in the security register or by wire transfer to an account designated by that person in writing not less than ten days before the date of the interest payment. Unless we state otherwise in the applicable prospectus supplement, we will pay interest on a debt security:

    . on an interest payment date, to the person in whose name that debt security is registered at the close of business on the record date relating to that interest payment date; and

    . on the date of maturity or earlier redemption or repayment, to the person who surrenders the debt security at the office of our appointed paying agent. (Sections 307, 1002)

      Any money that we pay to a paying agent for the purpose of making payments on the debt securities and that remain unclaimed two years after the payments were due will, at our request, be returned to us and after that time any holder of a debt security can only look to us for the payments on the debt security. (Section 1003)

      Any debt securities of a series can be exchanged for other debt securities of that series so long as the other debt securities are denominated in authorized denominations and have the same aggregate principal amount and same terms as the debt securities that were surrendered for exchange. The debt securities may be presented for registration of transfer, duly endorsed or accompanied by a satisfactory written instrument of transfer, at the office or agency maintained by us for that purpose in a place of payment. There will be no service charge for any registration of transfer or exchange of the debt securities, but we may require you to pay any tax or other governmental charge payable in connection with a transfer or exchange of the debt securities. (Sections 305, 1002) If the applicable prospectus supplement refers to any office or agency, in addition to the security registrar, initially designated by us where you can surrender the debt securities for registration of transfer or exchange, we may at any time rescind the designation of any such office or agency or approve a change in the location. However, we will be required to maintain an office or agency in each place of payment for that series. (Section 1002)

DENOMINATIONS

      Unless we state otherwise in the applicable prospectus supplement, the debt securities will be issued only in registered form, without coupons, in denominations of $1,000 each or multiples of $1,000.

BEARER DEBT SECURITIES

      If we ever issue bearer debt securities, the applicable prospectus supplement will describe all of the special terms and provisions of debt securities in bearer form, and the extent to which those special terms and provisions are different from the terms and provisions which are described in this prospectus, which generally apply to debt securities in registered form, and will summarize provisions of the applicable indenture that relate specifically to bearer debt securities.

ORIGINAL ISSUE DISCOUNT

      Debt securities may be issued under the indentures as original issue discount securities and sold at a substantial discount below their stated principal amount. If a debt security is an original issue discount security, that means that an amount less than the principal amount of the debt security will be due and payable upon a declaration of acceleration of the maturity of the debt security under the applicable indenture. (Section 101) The applicable prospectus supplement will describe the federal income tax consequences and other special factors you should consider before purchasing any original issue discount securities.

COVENANTS CONTAINED IN INDENTURES

      Except as otherwise set forth in the next sentence, the senior indenture:

    . prohibits us and our subsidiaries from selling, pledging, assigning or otherwise disposing of shares of capital stock, or securities convertible into capital stock, of any Principal Subsidiary Bank or of any subsidiary owning, directly or indirectly, any capital stock of a Principal Subsidiary Bank; and

    . prohibits any Principal Subsidiary Bank from issuing any shares of its capital stock or securities convertible into its capital stock.

This restriction does not apply to:

    . sales, pledges, assignments or other dispositions or issuances of directors' qualifying shares;

    . sales, pledges, assignments or other dispositions or issuances, so long as, after giving effect to the disposition and to the issuance of any shares issuable upon conversion or exchange of securities convertible or exchangeable into capital stock, we would own directly or through one or more of our subsidiaries not less than 80% of the shares of each class of capital stock of the applicable Principal Subsidiary Bank;

    . sales, pledges, assignments or other dispositions or issuances made in compliance with an order or direction of a court or regulatory authority of competent jurisdiction; or

    . sales of capital stock by any Principal Subsidiary Bank to its stockholders so long as before the sale we own directly or indirectly shares of the same class and the sale does not reduce the percentage of the shares of that class of capital stock owned by us. (Section 1005 of the senior indenture)

      When we use the term "subsidiary" in this section, we mean any corporation of which we own more than 50% of the outstanding shares of voting stock, except for directors' qualifying shares, directly or through one or more of our other subsidiaries. Voting stock is stock that is entitled in the ordinary course to vote for the election of a majority of the directors of a corporation and does not include stock that is entitled to so vote only as a result of the happening of certain events.

      When we use the term "Principal Subsidiary Bank" above, we mean any commercial bank or trust company organized in the United States under Federal or state law of which we own at least a majority of the shares of voting stock directly or through one or more of our subsidiaries if such commercial bank or trust company has total assets, as set forth in its most recent statement of condition, equal to more than 10% of our total consolidated assets, as set forth in our most recent financial statements filed with the SEC under the Exchange Act. (Section 101 of the senior indenture) As of the date hereof, our Principal Subsidiary Banks are Wells Fargo Bank Minnesota, National Association, and Wells Fargo Bank, National Association.

      The subordinated indenture does not contain the restriction described above.

      Neither of the indentures contains restrictions on our ability to:

    . incur, assume or become liable for any type of debt or other obligation;

    .  create liens on our property for any purpose; or

    . pay dividends or make distributions on our capital stock or repurchase or redeem our capital stock.

The indentures do not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, the indentures do not contain any provisions which would require us to repurchase or redeem or modify the terms of any of the debt securities upon a change of control or other event involving us which may adversely affect the creditworthiness of the debt securities.

CONSOLIDATION, MERGER OR SALE

      Each of the indentures generally permits a consolidation or merger between us and another entity. They also permit the sale or transfer by us of all or substantially all of our property and assets. These transactions are permitted if:

    . the resulting or acquiring entity, if other than us, is organized and existing under the laws of a domestic jurisdiction and assumes all of our responsibilities and liabilities under the applicable indenture, including the payment of all amounts due on the debt securities and performance of the covenants in the applicable indenture; and

    . immediately after the transaction, and giving effect to the transaction, no event of default under the applicable indenture exists. (Section 801)

      If we consolidate or merge with or into any other entity or sell or lease all or substantially all of our assets according to the terms and conditions of the indentures, the resulting or acquiring entity will be substituted for us in the indentures with the same effect as if it had been an original party to the indentures. As a result, such successor entity may exercise our rights and powers under the indentures, in our name and, except in the case of a lease of all or substantially all of our properties, we will be released from all our liabilities and obligations under the indentures and under the debt securities. (Section 802)

MODIFICATION AND WAIVER

      Under each of the indentures, certain of our rights and obligations and certain of the rights of holders of the debt securities may be modified or amended with the consent of the holders of at least a majority of the aggregate principal amount of the outstanding debt securities of all series of debt securities affected by the modification or amendment, acting as one class. However, the following modifications and amendments will not be effective against any holder without its consent:

    . a change in the stated maturity date of any payment of principal or interest;

    .  a reduction in payments due on the debt securities;

    . a change in the place of payment or currency in which any payment on the debt securities is payable;

    . a limitation of a holder's right to sue us for the enforcement of payments due on the debt securities;

    . a reduction in the percentage of outstanding debt securities required to consent to a modification or amendment of the applicable indenture or required to consent to a waiver of compliance with certain provisions of the applicable indenture or certain defaults under the applicable indenture;

    . a reduction in the requirements contained in the applicable indenture for quorum or voting;

    . a limitation of a holder's right, if any, to repayment of debt securities at the holder's option;

    . in the case of subordinated debt securities convertible into common stock, a limitation of any right to convert the subordinated debt securities; and

    . a modification of any of the foregoing requirements contained in the applicable indenture. (Section 902)

      Under each of the indentures, the holders of at least a majority of the aggregate principal amount of the outstanding debt securities of all series of debt securities affected by a particular covenant or condition, acting as one class, may, on behalf of all holders of such series of debt securities, waive compliance by us with any covenant or condition contained in the applicable indenture unless we specify that such covenant or condition cannot be so waived at the time we establish the series. The senior indenture provides that compliance with the covenant relating to Principal Subsidiary Banks described above under "--Covenants Contained in Indentures" can be waived in this manner. (Section 1008 of the senior indenture, Section 1005 of the subordinated indenture)

      In addition, under each of the indentures, the holders of a majority in aggregate principal amount of the outstanding debt securities of any series of debt securities may, on behalf of all holders of that series, waive any past default under the applicable indenture, except:

    . a default in the payment of the principal of or any premium or interest on any debt securities of that series; or

    . a default under any provision of the applicable indenture which itself cannot be modified or amended without the consent of the holders of each outstanding debt security of that series. (Section
       513)

EVENTS OF DEFAULT

      Unless otherwise specified in the applicable prospectus supplement, an "event of default," when used in the senior indenture with respect to any series of senior debt securities, means any of the following:

    . failure to pay interest on any senior debt security of that series for 30 days after the payment is due;

    . failure to pay the principal of or any premium on any senior debt security of that series when due;

    . failure to deposit any sinking fund payment on senior debt securities of that series when due;

    . failure to perform any of the covenants regarding capital stock of Principal Subsidiary Banks described above under "--Covenants Contained in Indentures";

    . failure to perform any other covenant in the senior indenture that applies to senior debt securities of that series for 90 days after we have received written notice of the failure to perform in the manner specified in the senior indenture;

    .  certain events in bankruptcy, insolvency or reorganization; or

    . any other event of default that may be specified for the senior debt securities of that series when that series is created. (Section 501 of the senior indenture)

      Unless otherwise specified in the applicable prospectus supplement, an "event of default," when used in the subordinated indenture with respect to any series of subordinated debt securities, means any of the following:

    .  certain events in bankruptcy, insolvency or reorganization; or

    . any other event of default that may be specified for the subordinated debt securities of that series when that series is created. (Section 501 of the subordinated indenture)

      If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If such a declaration occurs, the holders of a majority of the aggregate principal amount of the outstanding debt securities of that series can, subject to conditions, rescind the declaration. (Sections 502, 513) Unless we state otherwise in the applicable prospectus supplement, the holders of subordinated debt securities will not have the right to accelerate the payment of principal of the subordinated debt securities as a result of our failure to perform any covenant or agreement contained in the subordinated debt securities or the subordinated indenture.

      The prospectus supplement relating to a series of debt securities which are original issue discount securities will describe the particular provisions that relate to the acceleration of maturity of a portion of the principal amount of the series when an event of default occurs and continues.

      Each of the indentures requires us to file an officers' certificate with the applicable trustee each year that states, to the knowledge of the certifying officer, no defaults exist under the terms of the applicable indenture. (Section 1007 of the senior indenture, Section 1004 of the subordinated indenture). The trustee may withhold notice to the holders of debt securities of any default, except defaults in the payment of principal, premium, interest or any sinking fund installment, if it considers the withholding of notice to be in the best interests of the holders. For purposes of this paragraph, "default" means any event which is, or after notice or lapse of time or both would become, an event of default under the applicable indenture with respect to the debt securities of the applicable series. (Section 602)

      Other than its duties in the case of a default, a trustee is not obligated to exercise any of its rights or powers under the applicable indenture at the request, order or direction of any holders, unless the holders offer that trustee reasonable indemnification. (Sections 601, 603) If reasonable indemnification is provided, then, subject to other rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series may, with respect to the debt securities of that series, direct the time, method and place of:

    .  conducting any proceeding for any remedy available to the trustee; or

    . exercising any trust or power conferred upon the trustee. (Sections 512, 603)

      The holder of a debt security of any series will have the right to begin any proceeding with respect to the applicable indenture or for any remedy only if:

    . the holder has previously given the trustee written notice of a continuing event of default with respect to that series;

    . the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made a written request of, and offered reasonable indemnification to, the trustee to begin such proceeding;

    . the trustee has not started such proceeding within 60 days after receiving the request; and

    . the trustee has not received directions inconsistent with such request from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series during those 60 days. (Section 507)

However, the holder of any senior debt security will have an absolute right to receive payment of principal of and any premium and interest on the senior debt security when due and to institute suit to enforce this payment, and the holder of any subordinated debt security will have, subject to the subordination provisions discussed below under "--Subordination," the absolute right to receive payment of principal of and any premium and interest on the subordinated debt security when due in accordance with the subordinated indenture and to institute suit to enforce the payment. (Section 508)

DEFEASANCE

      DEFEASANCE AND DISCHARGE. At the time that we establish a series of debt securities under the applicable indenture, we can provide that the debt securities of that series are subject to the defeasance and discharge provisions of that indenture. If we so provide, we will be discharged from our obligations on the debt securities of that series if:

    . we deposit with the applicable trustee, in trust, sufficient money or, if the debt securities of that series are denominated and payable in U.S. dollars only, Eligible Instruments, to pay the principal, any interest, any premium and any other sums due on the debt securities of that series, such as sinking fund payments, on the dates the payments are due under the applicable indenture and the terms of the debt securities;

    . we deliver to the applicable trustee an opinion of counsel that states that the holders of the debt securities of that series will not recognize income, gain or loss for federal income tax purposes as a result of the deposit and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if no deposit had been made; and

    . if the debt securities of that series are listed on any domestic or foreign securities exchange, the debt securities will not be delisted as a result of the deposit. (Section 403)

      When we use the term "Eligible Instruments" in this section, we mean monetary assets, money market instruments and securities that are payable in dollars only and essentially risk free as to collection of principal and interest, including:

    . direct obligations of the United States backed by the full faith and credit of the United States; or

    . any obligation of a person controlled or supervised by and acting as an agency or instrumentality of the United States if the timely payment of the obligation is unconditionally guaranteed as a full faith and credit obligation by the United States. (Section 101)

      In the event that we deposit money and/or Eligible Instruments in trust and discharge our obligations under a series of debt securities as described above, then:

    . the applicable indenture, including, in the case of subordinated debt securities, the subordination provisions contained in the subordinated indenture, will no longer apply to the debt securities of that series; however, certain obligations to compensate, reimburse and indemnify the trustee, to register the transfer and exchange of debt securities, to replace lost, stolen or mutilated debt securities, to maintain paying agencies and the trust funds and to pay additional amounts, if any, required as a result of U.S. withholding taxes imposed on payments to non-U.S. persons will continue to apply; and

    . holders of debt securities of that series can only look to the trust fund for payment of principal, any premium and any interest on the debt securities of that series. (Section 403)

      DEFEASANCE OF CERTAIN COVENANTS AND CERTAIN EVENTS OF DEFAULT. At the time that we establish a series of debt securities under the applicable indenture, we can provide that the debt securities of that series are subject to the covenant defeasance provisions of that indenture. If we so provide and we make the deposit and deliver the opinion of counsel described above in this section under the heading "--Defeasance and Discharge" we will not have to comply with the following restrictive covenants contained in the applicable indenture:

    . Restrictions Upon Sale or Issuance of Capital Stock of Certain Subsidiary Banks (Section 1005 of the senior indenture) discussed above under "--Covenants Contained in Indentures"; and

    . any other covenant we designate when we establish the series of debt securities.

In the event of a covenant defeasance, our obligations under the applicable indenture and the debt securities, other than with respect to the covenants specifically referred to above, will remain in effect. (Section 1501 of the senior indenture, Section 1701 of the subordinated indenture)

      If we exercise our option not to comply with the covenants listed above and the debt securities of the series become immediately due and payable because an event of default has occurred, other than as a result of an event of default specifically referred to above, the amount of money and/or Eligible Instruments on deposit with the applicable trustee will be sufficient to pay the principal, any interest, any premium and any other sums, due on the debt securities of that series, such as sinking fund payments, on the date the payments are due under the applicable indenture and the terms of the debt securities, but may not be sufficient to pay amounts due at the time of acceleration. However, we would remain liable for the balance of the payments. (Section 1501 of the senior indenture, Section 1701 of the subordinated indenture)

SUBORDINATION

      The subordinated debt securities will be subordinate to all of our existing and future Senior Debt, as defined below. Our Senior Debt includes the senior debt securities and means

    . any of our indebtedness for borrowed or purchased money, whether or not evidenced by bonds, debentures, notes or other written instruments,

    .  our obligations under letters of credit,

    . any of our indebtedness or other obligations with respect to commodity contracts, interest rate and currency swap agreements, cap, floor and collar agreements, currency spot and forward contracts, and other similar agreements or arrangements designed to protect against fluctuations in currency exchange or interest rates, and

    . any guarantees, endorsements (other than by endorsement of negotiable instruments for collection in the ordinary course of business) or other similar contingent obligations in respect of obligations of others of a type described above, whether or not such obligation is classified as a liability on a balance sheet prepared in accordance with generally accepted accounting principles, whether outstanding on the date of execution of the subordinated indenture or thereafter incurred, other than obligations expressly on a parity with or junior to the subordinated debt securities.

      If certain events in bankruptcy, insolvency or reorganization occur, we will first pay all Senior Debt, including any interest accrued after the events occur, in full before we make any payment or distribution, whether in cash, securities or other property, on account of the principal of or interest on the subordinated debt securities. In such an event, we will pay or deliver directly to the holders of Senior Debt any payment or distribution otherwise payable or deliverable to holders of the subordinated debt securities. We will make the payments to the holders of Senior Debt according to priorities existing among those holders until we have paid all Senior Debt, including accrued interest, in full. Notwithstanding the subordination provisions discussed in this paragraph, we may make payments or distributions on the subordinated debt securities so long as:

    . the payments or distributions consist of securities issued by us or another company in connection with a plan or reorganization or readjustment; and

    . payment on those securities is subordinate to outstanding Senior Debt and any securities issued with respect to Senior Debt under such plan of reorganization or readjustment at least to the same extent provided in the subordination provisions of the subordinated debt securities. (Section 1801 of the subordinated indenture)

      If such events in bankruptcy, insolvency or reorganization occur after we have paid in full all amounts owed on Senior Debt:

    .  the holders of subordinated debt securities,

    . together with the holders of any of our other obligations ranking equal with those subordinated debt securities,

will be entitled to receive from our remaining assets any principal, premium or interest due at that time on the subordinated debt securities and such other obligations before we make any payment or other distribution on account of any of our capital stock or obligations ranking junior to those subordinated debt securities.

      If we violate the subordinated indenture by making a payment or distribution to holders of the subordinated debt securities before we have paid all the Senior Debt in full, then such holders of the subordinated debt securities will be deemed to have received the payments or distributions in trust for the benefit of, and will have to pay or transfer the payments or distributions to, the holders of the Senior Debt outstanding at the time. The payment or transfer to the holders of the Senior Debt will be made according to the priorities existing among those holders. Notwithstanding the subordination provisions discussed in this paragraph, holders of subordinated debt securities will not be required to pay, or transfer payments or distributions to, holders of Senior Debt so long as:

    . the payments or distributions consist of securities issued by us or another company in connection with a plan of reorganization or readjustment; and

    . payment on those securities is subordinate to outstanding Senior Debt and any securities issued with respect to Senior Debt under such plan of reorganization or readjustment at least to the same extent provided in the subordination provisions of those subordinated debt securities. (Section 1801 of the subordinated indenture)

      Because of the subordination, if we become insolvent, holders of Senior Debt may receive more, ratably, and holders of the subordinated debt securities having a claim pursuant to those securities may receive less, ratably, than our other creditors. This type of subordination will not prevent an event of default from occurring under the subordinated indenture in connection with the subordinated debt securities.

      We may modify or amend the subordinated indenture as provided under "-- Modification and Waiver" above. However, the modification or amendment may not, without the consent of the holders of all Senior Debt outstanding, modify any of the provisions of the applicable indenture relating to the subordination of the subordinated debt securities in a manner that would adversely affect the holders of Senior Debt. (Section 902 of the subordinated indenture)

CONVERSION AND EXCHANGE

      If any offered debt securities are convertible into preferred stock, depositary shares or common stock at the option of the holders or exchangeable for preferred stock, depositary shares or common stock at our option, the prospectus supplement relating to those debt securities will include the terms and conditions governing any conversions and exchanges.

                         DESCRIPTION OF PREFERRED STOCK

      This section describes the general terms and provisions of our preferred stock and preference stock that may be offered by this prospectus. Unless we specifically note otherwise, we will generally refer to our preferred stock and preference stock collectively in this prospectus as preferred stock. The prospectus supplement will describe the specific terms of the series of the preferred stock offered through that prospectus supplement and any general terms outlined in this section that will not apply to that series of preferred stock.

      We have summarized the material terms and provisions of the preferred stock in this section. We have also filed our restated certificate of incorporation, as amended, and the form of certificate of designations of powers, preferences and rights of preferred stock, which we will refer to as the "certificate of designation," as exhibits to the registration statement. You should read our restated certificate of incorporation and the certificate of designations relating to the applicable series of the preferred stock for additional information before you buy any preferred stock.

GENERAL

      Pursuant to our restated certificate of incorporation, as amended, our board of directors has the authority, without further stockholder action, to issue a maximum of 24,000,000 shares of preferred stock, consisting of a maximum of 20,000,000 shares of preferred stock and a maximum of 4,000,000 shares of preference stock, including shares issued or reserved for issuance. As of June 30, 2000 we had 5,666,090 issued and outstanding shares of preferred stock. As of June 30, 2000, there were no shares of preference stock outstanding. The board of directors has the authority to determine or fix the following terms with respect to shares of any series of preferred stock:

    .  the number of shares and designation or title of the shares;

    .  dividend rights;

    .  whether and upon what terms the shares will be redeemable;

    . the rights of the holders upon our dissolution or upon the distribution of our assets;

    . whether and upon what terms the shares will have a purchase, retirement or sinking fund;

    .  whether and upon what terms the shares will be convertible;

    . the voting rights, if any, which will apply; provided, however, that holders of preference stock will not be entitled to more than 1 vote per share; and

    . any other preferences, rights, limitations or restrictions of the series.

If we purchase, redeem or convert shares of preferred stock, we will retire and cancel them and restore them to the status of authorized but unissued shares of preferred stock or preference stock, as the case may be. Those shares will not be part of any particular series of preferred stock and may be reissued by us.

      As described under "Description of Depositary Shares" below, we may elect to offer depositary shares represented by depositary receipts. If we so elect, each depositary share will represent a fractional interest, to be specified in the applicable prospectus supplement, in a share of preferred stock. If we issue depositary shares representing interests in preferred stock, those shares of preferred stock will be deposited with a depositary.

      Under regulations of the Federal Reserve Board, our preferred stock is a voting security at all times for purposes of the Bank Holding Company Act because the holders of our preferred stock are entitled to vote for the election of directors if we do not pay preferred stock dividends. Any holder of more than 25% of a class of our voting securities, or less than 25% if the holder otherwise exercises a "controlling influence" over us, would be regulated as a bank holding company under the Bank Holding Company Act. In addition, an existing bank holding company would need to obtain the Federal Reserve Board's approval before acquiring 5% or more of any class of our voting securities. Separately, under the Change in Bank Control Act of 1978, any "person," including an individual or company other than a bank holding company, may need to obtain the Federal Reserve Board's approval before acquiring 10% or more of any class of our voting securities. All series of our preferred stock are considered a single "class of voting shares" under the Bank Holding Company Act because they generally vote together on all matters as described below under "--Voting Rights."

      The preferred stock will have the dividend, liquidation, redemption, voting and conversion rights described in this section unless the applicable prospectus supplement provides otherwise. You should read the prospectus supplement relating to the particular series of the preferred stock it offers for specific terms, including:

    . the title, stated value and liquidation preference of the preferred stock and the number of shares offered;

    . the initial public offering price at which we will issue the preferred stock;

    . the dividend rate or rates, or method of calculation of dividends, the dividend periods, the dates on which dividends will be payable and whether the dividends will be cumulative or noncumulative and, if cumulative, the dates from which the dividends will start to cumulate;

    .  any redemption or sinking fund provisions;

    .  any conversion provisions;

    . whether we have elected to offer depositary shares as described under "Description of Depositary Shares" below; and

    . any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

      When we issue shares of preferred stock, they will be fully paid and nonassessable. This means you will have paid the full purchase price for your shares of preferred stock and you will not be assessed any additional amount for your stock. Unless the applicable prospectus supplement specifies otherwise:

    . each series of preferred stock will rank equally in all respects with the outstanding shares of preferred stock and each other series of preferred stock offered under this prospectus;

    . each series of preferred stock will rank senior to our series C junior participating preferred stock described below under the heading "Description of Common Stock--Rights Agreement";

    . the preferred stock will have no preemptive rights to subscribe for any additional securities which we may issue in the future, which means that the holders of shares of preferred stock will have no right, as holders of shares of preferred stock, to buy any portion of those issued securities; and

    . Wells Fargo Bank Minnesota, N.A. will be the transfer agent and registrar for the preferred stock and any depositary shares.

DIVIDENDS

      The holders of the preferred stock of each series will be entitled to receive cash dividends, if declared by our board of directors or its duly authorized committee, out of our assets that we can legally use to pay dividends. The applicable prospectus supplement relating to a particular series of preferred stock will describe the dividend rates and dates on which dividends will be payable. The rates may be fixed or variable or both. If the dividend rate is variable, the applicable prospectus supplement will describe the formula used to determine the dividend rate for each dividend period. We will pay dividends to the holders of record as they appear on our stock books on the record dates fixed by our board of directors or its duly authorized committee.

      We are incorporated in Delaware, and are governed by the Delaware General Corporation Law. Delaware law allows a corporation to pay dividends only out of surplus, as determined under Delaware law, or, if there is no surplus, out of net profits for the fiscal year in which the dividend was declared and for the preceding fiscal year. However, under Delaware law, we cannot pay dividends out of net profits if, after we pay the dividend, our capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of our assets.

      The applicable prospectus supplement will also state whether the dividends on any series of the preferred stock are cumulative or noncumulative. If our board of directors does not declare a dividend payable on a dividend payment date on any noncumulative series of preferred stock, then the holders of that series will not be entitled to receive a dividend for that dividend period and we will not be obligated to pay the dividend for that dividend period even if our board declares a dividend on that series payable in the future.

      Our board will not declare and pay a dividend on any of our stock ranking, as to dividends, equal with or junior to the preferred stock unless full dividends on the preferred stock have been declared and paid, or declared and sufficient money is set aside for payment. Until full dividends are paid, or declared and payment is set aside, on all preferred stock ranking equal as to dividends, then:

    . we will declare any dividends pro rata among the shares of preferred stock of each series offered under this prospectus and any other series of preferred stock ranking equal to such series of preferred stock offered under this prospectus as to dividends, which means that the dividends we declare per share on each series of such preferred stock will bear the same relationship to each other that the full accrued dividends per share on each such series of the preferred stock bear to each other;

    . other than the above-described pro rata dividends, we will not declare or pay any dividends or declare or make any distributions upon any security ranking junior to or equal with the preferred stock offered under this prospectus as to dividends or upon liquidation, except dividends or distributions paid for with securities ranking junior to the preferred stock as to dividends and upon liquidation; and

    . we will not redeem, purchase or otherwise acquire, or set aside money for a sinking fund for, any securities ranking junior to or equal with the preferred stock offered under this prospectus as to dividends or upon liquidation, except by conversion into or exchange for stock junior to the preferred stock as to dividends and upon liquidation.

We will not owe any interest, or any money in lieu of interest, on any dividend payment(s) on any series of the preferred stock which may be past due.

REDEMPTION

      We may redeem all or part of a series of the preferred stock and that series may be subject to mandatory redemption under a sinking fund or otherwise, as described in the applicable prospectus supplement. Redeemed shares of preferred stock will become authorized but unissued shares of preferred stock or preference stock, as the case may be, that we may issue in the future.

      If a series of the preferred stock is subject to mandatory redemption, the applicable prospectus supplement will specify the number of shares that we will redeem each year and the redemption price. If shares of preferred stock are redeemed, we will pay all accrued and unpaid dividends on those shares to, but excluding, the redemption date. The prospectus supplement will also specify whether the redemption price will be paid in cash or other property. If we are only permitted to pay the redemption price for a series of preferred stock from the proceeds of a capital stock issuance, and the proceeds from the issuance are insufficient or no such issuance has occurred, then the terms of that series may provide that the preferred stock will automatically and mandatorily be converted into that capital stock.

      If fewer than all of the outstanding shares of any series of the preferred stock are to be redeemed, our board of directors will determine the number of shares to be redeemed. We will redeem the shares pro rata from the holders of record in proportion to the number of shares held by them, with adjustments to avoid redemption of fractional shares.

      Even though the terms of a series of preferred stock may permit redemption of all or a part of the preferred stock, if any dividends, including accumulated dividends, on that series are past due:

    . we will not redeem any preferred stock of that series unless we simultaneously redeem all outstanding preferred stock of that series; and

    . we will not purchase or otherwise acquire any preferred stock of that series.

The prohibition discussed in the prior sentence will not prohibit us from purchasing or acquiring preferred stock of that series under a purchase or exchange offer if we make the offer on the same terms to all holders of that series.

      Unless the applicable prospectus supplement specifies otherwise, we will give notice of a redemption by mailing a notice to each record holder of the shares to be redeemed, between 30 to 60 days prior to the date fixed for redemption, unless we issue depositary shares representing interests in shares of preferred stock, in which case we will send a notice to the depositary between 40 to 70 days prior to the date fixed for redemption. We will mail the notices to the holders' addresses as they appear on our stock records. Each notice will state:

    .  the redemption date;

    . the number of shares and the series of the preferred stock to be redeemed;

    .  the redemption price;

    . the place or places where holders can surrender the certificates for the preferred stock for payment of the redemption price;

    . that dividends on the shares to be redeemed will cease to accrue on the redemption date; and

    .  the date when the holders' conversion rights, if any, will terminate.

If we redeem fewer than all shares of any series of the preferred stock held by any holder, we will also specify the number of shares to be redeemed from the holder in the notice.

      If we have given notice of the redemption and have provided the funds for the payment of the redemption price, then beginning on the redemption date:

    . the dividends on the preferred stock called for redemption will no longer accrue;

    .  those shares will no longer be considered outstanding; and

    . the holders will no longer have any rights as stockholders except to receive the redemption price.

When the holder properly surrenders the redeemed shares, the redemption price will be paid out of the funds provided by us. If we redeem fewer than all of the shares represented by any certificate, we will issue a new certificate representing the unredeemed shares without cost to the holder.

      If a redemption described above is deemed to be a "tender offer" within the meaning of Rule 14e-1 under the Exchange Act, we will comply with all applicable provisions of the Exchange Act.

CONVERSION OR EXCHANGE

      The applicable prospectus supplement relating to a series of convertible preferred stock will describe the terms on which shares of that series are convertible into shares of common stock or a different series of preferred stock or exchangeable for debt securities.

RIGHTS UPON LIQUIDATION

      Unless the applicable prospectus states otherwise, if we voluntarily or involuntarily liquidate, dissolve or wind up our business, the holders of shares of each series of the preferred stock offered under this prospectus and any preferred stock ranking equal to the preferred stock offered under this prospectus will be entitled to receive:

    . liquidation distributions in the amount stated in the applicable prospectus supplement; and

    .  all accrued and unpaid dividends, whether or not earned or declared.

We will pay these amounts to the holders of shares of each series of the preferred stock, and all amounts owing on any preferred stock ranking equally with such series of preferred stock as to distributions upon liquidation, out of our assets available for distribution to stockholders before any distribution is made to holders of any securities ranking junior to the series of preferred stock upon liquidation.

      The sale of all or substantially all of our property and assets, our merger into or consolidation with any other corporation or the merger of any other corporation into us will not be considered a dissolution, liquidation or winding up of our business.

      We will make pro rata distributions to the holders of a series of preferred stock and any other shares of our stock ranking equal to that series of preferred stock as to distributions upon dissolution, liquidation or winding up of our business if

    . we voluntarily or involuntarily liquidate, dissolve or wind up our business, and

    . we do not have enough assets available for distribution to the holders of such series of preferred stock and any other shares of our stock ranking equal with such series as to any such distribution to pay all amounts to which the holders are entitled.

This means the distributions we pay to the holders of all shares ranking equal as to distributions upon dissolution, liquidation or winding up of our business will bear the same relationship to each other that the full distributable amounts for which those holders are respectively entitled upon dissolution, liquidation or winding up of our business bear to each other.

      After we pay the full amount of the liquidation distribution to which the holders of a series of the preferred stock are entitled, those holders will have no right or claim to any of our remaining assets.

VOTING RIGHTS

      Except as described in this section or in the applicable prospectus supplement, or except as expressly required by applicable law, the holders of the preferred stock will not be entitled to vote. If the holders of a series of preferred stock are entitled to vote and the applicable prospectus supplement does not state otherwise, then each share of preferred stock will have one vote; provided, however, that under no circumstances will the holders of preference stock have more than one vote per share. As more fully described under "Description of Depositary Shares" below, if we issue depositary shares representing fractional interests in a share of preferred stock, the holders of each depositary share will be entitled to a fraction of a vote.

      For any series of preferred stock having one vote per share, the voting power of the series, on matters on which holders of that series and holders of any other series of preferred stock are entitled to vote as a single class, will solely depend on the total number of shares in that series and not the aggregate liquidation preference or initial offering price.

      If we have not paid dividends on any series of preferred stock offered under this prospectus for more than 540 days, the holders of that series, together with the holders of outstanding shares of all other series of preferred stock ranking equally to that series as to distribution upon liquidation and having similar voting rights which are then exercisable, will be entitled to vote for the election of two additional directors at the next annual meeting of our stockholders. If the holders of a series of preferred stock are entitled to elect two additional directors, then each share of preferred stock will have one vote. In such case, the size of our board of directors will increase by two directors. After we pay the full amount of dividends to which the holders of the series of preferred stock are entitled, those holders will no longer have a vote for the election of two additional directors.

      Unless we receive the consent of the holders of an outstanding series of preferred stock and the outstanding shares of all other series of preferred stock which

    . rank equal with that series either as to dividends or the distribution of assets upon liquidation, dissolution or winding up of our business, and

    . have voting rights that are exercisable and that are similar to those of that series, we will not:

      . authorize, create or issue, or increase the authorized or issued amount of, any class or series of stock ranking prior to that outstanding preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of our business; or
      . amend, alter or repeal, whether by merger, consolidation or otherwise, the provisions of our restated certificate of incorporation, as amended, or of the resolutions contained in a certificate of designation creating that series of the preferred stock in a way that materially and adversely affects any right, preference, privilege or voting power of that outstanding preferred stock.

This consent must be given by the holders of at least two-thirds of all outstanding preferred stock described in the preceding sentence, voting together as a single class. However, we will not be required to obtain this consent with respect to any amendment, alteration or repeal affecting the rights, preferences, privileges or voting powers of preferred stock of the type described above, if we only:

    .  increase the amount of the authorized preferred stock;

    .  create and issue another series of preferred stock; or

    . increase the amount of authorized shares of any series of preferred stock;

so long as that preferred stock in each case ranks equal with or junior to the shares of preferred stock offered under this prospectus with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up of our business.

      The holders of our ESOP preferred stock, 1995 ESOP preferred stock, 1996 ESOP preferred stock, 1997 ESOP preferred stock, 1998 ESOP preferred stock, 1999 ESOP preferred stock, 2000

ESOP preferred stock, series B preferred stock and series H preferred stock described below under "--Outstanding Preferred Stock" have voting rights similar to those described in this section.

OUTSTANDING PREFERRED STOCK

      Unless we specify otherwise in the applicable prospectus supplement, the preferred stock offered by this prospectus will rank equally in all respects with our outstanding preferred stock. Our common stock, including the common stock that may be issued upon conversion of preferred stock or in exchange for, or upon conversion of, debt securities or upon exercise of securities warrants, will be subject to any prior rights of the preferred stock then outstanding. Therefore, the rights of the outstanding preferred stock described below and any preferred stock that may be issued after the date hereof, may limit the rights of the holders of the common stock. At June 30, 2000, we had outstanding:

    . 3,681 shares of ESOP cumulative convertible preferred stock, which we refer to as our ESOP preferred stock;

    . 11,853 shares of 1995 ESOP cumulative convertible preferred stock, which we refer to as our 1995 ESOP preferred stock;

    . 11,810 shares of 1996 ESOP cumulative convertible preferred stock, which we refer to as our 1996 ESOP preferred stock;

    . 10,640 shares of 1997 ESOP cumulative convertible preferred stock, which we refer to as our 1997 ESOP preferred stock;

    . 8,215 shares of 1998 ESOP cumulative convertible preferred stock, which we refer to as our 1998 ESOP preferred stock;

    . 21,726 shares of 1999 ESOP cumulative convertible preferred stock, which we refer to as our 1999 ESOP preferred stock;

    . 98,165 shares of 2000 ESOP cumulative convertible preferred stock, which we refer to as our 2000 ESOP preferred stock;

    . 1,500,000 shares of adjustable rate cumulative preferred stock, series B, which we refer to as our series B preferred stock; and

    . 4,000,000 shares of fixed/adjustable rate noncumulative preferred stock, series H, which we refer to as our series H preferred stock.

      ESOP PREFERRED STOCK. The ESOP preferred stock has a stated value of $1,000.00 per share. The ESOP preferred stock provides for cumulative quarterly dividends at the annual rate of 9% calculated as a percentage of stated value. All outstanding shares of ESOP preferred stock are held of record by a trustee acting on behalf of the Wells Fargo & Company 401(k) Plan, or any successor to that plan, which we refer to as the Plan in this prospectus. The ESOP preferred stock is subject to redemption, in whole or in part, at our option, at a price equal to the higher of:

    . $1,000.00 per share, plus accrued and unpaid dividends thereon to the date fixed for redemption; and

    . the Fair Market Value per share of ESOP preferred stock, as that term is used in the certificate of designations for the ESOP preferred stock, on the date fixed for redemption.

      The ESOP preferred stock is mandatorily convertible, without any further action on our part or on the part of the holder, into common stock at the then-applicable Conversion Price, as defined in the certificate of designations for the ESOP preferred stock, when:

    . the ESOP preferred stock is released from the unallocated reserve of the Plan in accordance with the terms of the Plan; or

    . when record ownership of the shares of ESOP preferred stock is transferred to any person other than a successor trustee under the Plan.

In addition, a holder of ESOP preferred stock is entitled, at any time before the date fixed for redemption, to convert shares of ESOP preferred stock held by that holder into shares of common stock at the then-applicable Conversion Price.

      In the event of our voluntary or involuntary liquidation, dissolution or winding up of our business, the holders of ESOP preferred stock are entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to holders of common stock, $1,000.00 per share, plus accrued and unpaid dividends.

      Except as required by law, the holders of ESOP preferred stock are not entitled to vote, except under the limited circumstances described above under "--Voting Rights". The ESOP preferred stock does not have preemptive rights and is not subject to any sinking fund and we are not otherwise obligated to repurchase or redeem the ESOP preferred stock.

      1995 ESOP PREFERRED STOCK. The 1995 ESOP preferred stock has a stated value of $1,000.00 per share. The 1995 ESOP preferred stock provides for cumulative quarterly dividends at the annual rate of 10% calculated as a percentage of stated value. All outstanding shares of 1995 ESOP preferred stock are held of record by a trustee acting on behalf of the Plan. The 1995 ESOP preferred stock is subject to redemption, in whole or in part, at our option, at a price equal to the higher of:

    . $1,000.00 per share, plus accrued and unpaid dividends thereon to the date fixed for redemption; and

    . the Fair Market Value per share of 1995 ESOP preferred stock, as that term is used in the certificate of designations for the 1995 ESOP preferred stock, on the date fixed for redemption.

      The 1995 ESOP preferred stock is mandatorily convertible, without any further action on our part or on the part of the holder, into common stock at the then-applicable Conversion Price, as that term is used in the certificate of designations for our 1995 ESOP preferred stock, when:

    . the 1995 ESOP preferred stock is released from the unallocated reserve of the Plan in accordance with the terms of the Plan; or

    . when a record ownership of the shares of 1995 ESOP preferred stock is transferred to any person other than a successor trustee under the Plan.

In addition, a holder of 1995 ESOP preferred stock is entitled, at any time before the date fixed for redemption, to convert shares of 1995 ESOP preferred stock held by that holder into shares of common stock at the then-applicable Conversion Price.

      In the event of our voluntary or involuntary liquidation, dissolution or winding up of our business, the holders of 1995 ESOP preferred stock are entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to holders of common stock, $1,000.00 per share, plus accrued and unpaid dividends.

      Except as required by law, the holders of 1995 ESOP preferred stock are not entitled to vote, except under the limited circumstances described above under "--Voting Rights". The 1995 ESOP preferred stock does not have preemptive rights and is not subject to any sinking fund and we are not otherwise obligated to repurchase or redeem the 1995 ESOP preferred stock.

      1996 ESOP PREFERRED STOCK. The 1996 ESOP preferred stock has a stated value of $1,000.00 per share. The 1996 ESOP preferred stock provides for cumulative quarterly dividends at the annual rate of $85.00, $90.00 or $95.00 based on the Current Market Price, as that term is used in the certificate of designations for the 1996 ESOP preferred stock, of one share of common stock as of a fixed trading date. All outstanding shares of 1996 ESOP preferred stock are held of record by a trustee acting on behalf of the Plan. The 1996 ESOP preferred stock is subject to redemption, in whole or in part, at our option, at a price equal to the higher of:

    . $1,000.00 per share, plus accrued and unpaid dividends thereon to the date fixed for redemption; and

    . the Fair Market Value per share of 1996 ESOP preferred stock, as that term is used in the certificate of designations for the 1996 ESOP preferred stock, on the date fixed for redemption.

      The 1996 ESOP preferred stock is mandatorily convertible, without any further action on our part or on the part of the holder, into common stock at the applicable Conversion Price, as that term is used in the certificate of designations for the 1996 ESOP preferred stock, when:

    . the 1996 ESOP preferred stock is released from the unallocated reserve of the Plan in accordance with the terms of the Plan; or

    . when record ownership of the shares of 1996 ESOP preferred stock is transferred to any person other than a successor trustee under the Plan.

In addition, a holder of 1996 ESOP preferred stock is entitled, at any time before the date fixed for redemption, to convert shares of 1996 ESOP preferred stock held by that holder into shares of common stock at the then-applicable Conversion Price.

      In the event of our voluntary or involuntary liquidation, dissolution or winding up of our business, the holders of 1996 ESOP preferred stock are entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to holders of common stock, $1,000.00 per share, plus accrued and unpaid dividends.

      Except as required by law, the holders of 1996 ESOP preferred stock are not entitled to vote, except under the limited circumstances described above under "--Voting Rights". The 1996 ESOP preferred stock does not have preemptive rights and is not subject to any sinking fund and we are not otherwise obligated to repurchase or redeem the 1996 ESOP preferred stock.

      1997 ESOP PREFERRED STOCK. The 1997 ESOP preferred stock has a stated value of $1,000.00 per share. The 1997 ESOP preferred stock provides for cumulative quarterly dividends at the annual rate of $95.00, $100.00 or $105.00 based on the Current Market Price, as that term is used in the certificate of designations for the 1997 ESOP preferred stock, of one share of common stock as of a fixed trading date. All outstanding shares of 1997 ESOP preferred stock are held of record by a trustee acting on behalf of the Plan. The 1997 ESOP preferred stock is subject to redemption, in whole or in part, at our option, at a price equal to the higher of:

    . $1,000.00 per share, plus accrued and unpaid dividends thereon to the date fixed for redemption; and

    . the Fair Market Value per share of 1997 ESOP preferred stock, as that term is used in the certificate of designations for the 1997 ESOP preferred stock, on the date fixed for redemption.

      The 1997 ESOP preferred stock is mandatorily convertible, without any further action on our part or on the part of the holder, into common stock at the applicable Conversion Price, as that term is used in the certificate of designations for the 1997 ESOP preferred stock, when:

    . the 1997 ESOP preferred stock is released from the unallocated reserve of the Plan in accordance with the terms of the Plan; or

    . when record ownership of the shares of 1997 ESOP preferred stock is transferred to any person other than a successor trustee under the Plan.

In addition, a holder of 1997 ESOP preferred stock is entitled, at any time before the date fixed for redemption, to convert shares of 1997 ESOP preferred stock held by that holder into shares of common stock at the then-applicable Conversion Price.

      In the event of our voluntary or involuntary liquidation, dissolution or winding up of our business, the holders of 1997 ESOP preferred stock are entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to holders of common stock, $1,000.00 per share, plus accrued and unpaid dividends.

      Except as required by law, the holders of 1997 ESOP preferred stock are not entitled to vote, except under the limited circumstances described above under "--Voting Rights". The 1997 ESOP preferred stock does not have preemptive rights and is not subject to any sinking fund and we are not otherwise obligated to repurchase or redeem the 1997 ESOP preferred stock.

      1998 ESOP PREFERRED STOCK. The 1998 ESOP preferred stock has a stated value of $1,000.00 per share. The 1998 ESOP preferred stock provides for cumulative quarterly dividends at the annual rate of $107.50, $112.50 or $117.50 based on the Current Market Price, as that term is used in the certificate of designations for the 1998 ESOP preferred stock, of one share of common stock as of a fixed trading date. All outstanding shares of 1998 ESOP preferred stock are held of record by a trustee acting on behalf of the Plan. The 1998 ESOP preferred stock is subject to redemption, in whole or in part, at our option, at a price equal to the higher of:

    . $1,000.00 per share, plus accrued and unpaid dividends thereon to the date fixed for redemption; and

    . the Fair Market Value per share of 1998 ESOP preferred stock, as that term is used in the certificate of designations for the 1998 ESOP preferred stock, on the date fixed for redemption.

      The 1998 ESOP preferred stock is mandatorily convertible, without any further action on our part or on the part of the holder, into common stock at the applicable Conversion Price, as that term is used in the certificate of designations for the 1998 ESOP preferred stock, when:

    . the 1998 ESOP preferred stock is released from the unallocated reserve of the Plan in accordance with the terms of the Plan; or

    . when record ownership of the shares of 1998 ESOP preferred stock is transferred to any person other than a successor trustee under the Plan.

In addition, a holder of 1998 ESOP preferred stock is entitled, at any time before the date fixed for redemption, to convert shares of 1998 ESOP preferred stock held by that holder into shares of common stock at the then-applicable Conversion Price.

      In the event of our voluntary or involuntary liquidation, dissolution or winding up of our business, the holders of 1998 ESOP preferred stock are entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to holders of common stock, $1,000.00 per share, plus accrued and unpaid dividends.

      Except as required by law, the holders of 1998 ESOP preferred stock are not entitled to vote, except under the limited circumstances described above under "--Voting Rights". The 1998 ESOP preferred stock does not have preemptive rights and is not subject to any sinking fund and we are not otherwise obligated to repurchase or redeem the 1998 ESOP preferred stock.

      1999 ESOP PREFERRED STOCK. The 1999 ESOP preferred stock has a stated value of $1,000.00 per share. The 1999 ESOP preferred stock provides for cumulative quarterly dividends at the annual rate of $103.00, $108.00 or $113.00 based on the Current Market Price, as that term is used in the certificate of designations for the 1999 ESOP preferred stock, of one share of common stock as of a fixed trading date. All outstanding shares of 1999 ESOP preferred stock are held of record by a trustee acting on behalf of the Plan. The 1999 ESOP preferred stock is subject to redemption, in whole or in part, at our option, at a price equal to the higher of:

    . $1,000.00 per share, plus accrued and unpaid dividends thereon to the date fixed for redemption; and

    . the Fair Market Value per share of 1999 ESOP preferred stock, as that term is used in the certificate of designations for the 1999 ESOP preferred stock, on the date fixed for redemption.

      The 1999 ESOP preferred stock is mandatorily convertible, without any further action on our part or on the part of the holder, into common stock at the applicable Conversion Price, as that term is used in the certificate of designations for the 1999 ESOP preferred stock, when:

    . the 1999 ESOP preferred stock is released from the unallocated reserve of the Plan in accordance with the terms of the Plan; or

    . when record ownership of the shares of 1999 ESOP preferred stock is transferred to any person other than a successor trustee under the Plan.

In addition, a holder of 1999 ESOP preferred stock is entitled, at any time before the date fixed for redemption, to convert shares of 1999 ESOP preferred stock held by that holder into shares of common stock at the then-applicable Conversion Price.

      In the event of our voluntary or involuntary liquidation, dissolution or winding up of our business, the holders of 1999 ESOP preferred stock are entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to holders of common stock, $1,000.00 per share, plus accrued and unpaid dividends.

      Except as required by law, the holders of 1999 ESOP preferred stock are not entitled to vote, except under the limited circumstances described above under "--Voting Rights". The 1999 ESOP preferred stock does not have preemptive rights and is not subject to any sinking fund and we are not otherwise obligated to repurchase or redeem the 1999 ESOP preferred stock.

      2000 ESOP PREFERRED STOCK. The 2000 ESOP preferred stock has a stated value of $1,000.00 per share. The 2000 ESOP preferred stock provides for cumulative quarterly dividends at the annual rate of $115.00, $120.00 or $125.00 based on the Current Market Price, as that term is used in the certificate of designations for the 2000 ESOP preferred stock, of one share of common stock as of a fixed trading date. All outstanding shares of 2000 ESOP preferred stock are held of record by a trustee acting on behalf of the Plan. The 2000 ESOP preferred stock is subject to redemption, in whole or in part, at our option, at a price equal to the higher of:

    . $1,000.00 per share, plus accrued and unpaid dividends thereon to the date fixed for redemption; and

    . the Fair Market Value per share of 2000 ESOP preferred stock, as that term is used in the certificate of designations for the 2000 ESOP preferred stock, on the date fixed for redemption.

      The 2000 ESOP preferred stock is mandatorily convertible, without any further action on our part or on the part of the holder, into common stock at the applicable Conversion Price, as that term is used in the certificate of designations for the 2000 ESOP preferred stock, when:

    . the 2000 ESOP preferred stock is released from the unallocated reserve of the Plan in accordance with the terms of the Plan; or

    . when record ownership of the shares of 2000 ESOP preferred stock is transferred to any person other than a successor trustee under the Plan.

In addition, a holder of 2000 ESOP preferred stock is entitled, at any time before the date fixed for redemption, to convert shares of 2000 ESOP preferred stock held by that holder into shares of common stock at the then-applicable Conversion Price.

      In the event of our voluntary or involuntary liquidation, dissolution or winding up of our business, the holders of 2000 ESOP preferred stock are entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to holders of common stock, $1,000.00 per share, plus accrued and unpaid dividends.

      Except as required by law, the holders of 2000 ESOP preferred stock are not entitled to vote, except under the limited circumstances described above under "--Voting Rights". The 2000 ESOP preferred stock does not have preemptive rights and is not subject to any sinking fund and we are not otherwise obligated to repurchase or redeem the 2000 ESOP preferred stock.

      SERIES B PREFERRED STOCK. The series B preferred stock provides for quarterly cumulative dividends. Each quarterly dividend payment equals $50.00 multiplied by the dividend rate for that dividend period, divided by four. The dividend rate for a given dividend payment is equal to 76% of the highest of:

    .  the three-month Treasury Bill Rate;

    .  the Ten Year Constant Maturity Rate; or

    . the Twenty Year Constant Maturity Rate, as each term is used in the certificate of designations for the series B preferred stock.

      In no event, however, will the dividend rate be less than 5.5% on an annual basis or greater than 10.5% on an annual basis. The series B preferred stock is subject to redemption, in whole or in part, at our option, at a per share price equal to $50.00, plus accrued and unpaid dividends thereon to the date fixed for redemption.

      In the event of our voluntary or involuntary liquidation, dissolution or winding up of our business, the holders of series B preferred stock are entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to the holders of common stock, a per share amount equal to $50.00, plus accrued and unpaid dividends to the date of final distribution.

      Except as required by law, the holders of series B preferred stock are not entitled to vote, except under the limited circumstances described above under "--Voting Rights". Holders of series B preferred stock have no rights to convert their shares into or exchange their shares for any other shares of our capital stock. The series B preferred stock does not have preemptive rights and is not subject to any sinking fund, and we are not otherwise obligated to repurchase or redeem the series B preferred stock. Our outstanding shares of series B preferred stock are listed on the New York Stock Exchange under the symbol "WFCPRB".

      SERIES H PREFERRED STOCK. The series H preferred stock provides for quarterly noncumulative dividends. The dividend rate for each quarter through October 1, 2001 will be based upon an annual rate of 6.59%, and any quarterly dividend will equal the amount obtained by multiplying $50.00 by the quarterly dividend rate. The quarterly dividend rate through October 1, 2001 equals 1.6475%, or 6.59% divided by four. After October 1, 2001, the dividend rate for each quarter will be based upon an annual rate equal to .44% plus the highest of:

    .  the Treasury Bill Rate;

    .  the Ten Year Constant Maturity Rate; or

    . the Thirty Year Constant Maturity Rate, as each term is used in the certificate of designations for the series H preferred stock.

We may be required to adjust this rate, however, in the case of amendments to the Internal Revenue Code of 1986. In no event will the annual dividend rate after October 1, 2001 be less than 7% or greater than 13%. Any quarterly dividend paid after October 1, 2001 will equal the amount obtained by multiplying $50.00 by the quarterly dividend rate, or the annual dividend rate divided by four.

      Except as set forth below, we may not redeem the series H preferred stock before October 1, 2001. At any time after October 1, 2001, we may redeem the series H preferred stock, in whole or in part, at our option, at a per share price equal to $50.00, plus accrued and unpaid dividends to the date fixed for redemption. Notwithstanding the foregoing, we may redeem all, but not less than all, of the outstanding shares of series H preferred stock at any time at our option if the percentage of dividends received deduction as specified in Section 243(a)(1) of the Internal Revenue Code of 1986 or any successor provision is equal to or less than 40% and as a result the dividends payable on the series H preferred stock will be adjusted upward as specified in the certificate of designations for the series H preferred stock. In this event, the per share redemption price will initially equal $51.50, plus accrued and unpaid dividends from the immediately preceding dividend payment date, whether or not earned or declared, and the redemption price will decrease each twelve-month period thereafter by $.50 but not below $50.00 plus accrued and unpaid dividends from the immediately preceding dividend payment date, whether or not earned or declared.

      In the event of our voluntary or involuntary liquidation, dissolution or winding up of our business, the holders of series H preferred stock are entitled to receive out of our assets available for distribution to stockholders, before any distribution of assets is made to the holders of common stock, a per share amount equal to $50.00, plus an amount equal to all dividends, whether or not earned or declared, from the immediately preceding dividend payment date to the date of final distribution. Holders of series H preferred stock will not be entitled to receive payment for unpaid dividends for any periods before the immediately preceding dividend payment date.

      Except as required by law, the holders of series H preferred stock are not entitled to vote, except under the limited circumstances described above under "--Voting Rights". Holders of series H preferred stock have no rights to convert their shares into or exchange their shares for any other shares of our capital stock. The series H preferred stock does not have preemptive rights and is not subject to any sinking fund and we are not otherwise obligated to repurchase or redeem the series H preferred stock.

                        DESCRIPTION OF DEPOSITARY SHARES

      This section describes the general terms and provisions of the depositary shares. The prospectus supplement will describe the specific terms of the depositary shares offered through that prospectus supplement and any general terms outlined in this section that will not apply to those depositary shares.

      We have summarized the material terms and provisions of the deposit agreement, the depositary shares and the depositary receipts in this section. We have also filed the form of deposit agreement, including the form of depositary receipt, as an exhibit to the registration statement. You should read the forms of deposit agreement and depositary receipt relating to a series of preferred stock for additional information before you buy any depositary shares that represent preferred stock of that series.

GENERAL

      We may offer fractional interests in preferred stock, rather than full shares of preferred stock. If we do, we will provide for the issuance by a depositary to the public of receipts for depositary shares, each of which will represent a fractional interest in a share of a particular series of preferred stock.

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

      The shares of any series of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million, which we refer to in this prospectus as the depositary. We will name the depositary in the applicable prospectus supplement. Subject to the terms of the deposit agreement, each owner of a depositary share will have a fractional interest in all the rights and preferences of the preferred stock underlying the depositary share. Those rights include any dividend, voting, redemption, conversion and liquidation rights.

      The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. If you purchase fractional interests in shares of the related series of preferred stock, you will receive depositary receipts as described in the applicable prospectus supplement. While the final depositary receipts are being prepared, we may order the depositary to issue temporary depositary receipts substantially identical to the final depositary receipts although not in final form. The holders of the temporary depositary receipts will be entitled to the same rights as if they held the depositary receipts in final form. Holders of the temporary depositary receipts can exchange them for the final depositary receipts at our expense.

      Unless we specify otherwise in the applicable prospectus supplement, you will not be entitled to receive the whole shares of preferred stock underlying the depositary shares.

DIVIDENDS AND OTHER DISTRIBUTIONS

      The depositary will distribute all cash dividends or other cash distributions received with respect to the preferred stock to the record holders of depositary shares representing the shares of preferred stock in proportion to the numbers of depositary shares owned by the holders on the relevant record date. The depositary will not distribute amounts less than one cent. The depositary will distribute any balance with the next sum received for distribution to record holders of depositary shares.

      If there is a distribution other than in cash, the depositary will distribute property to the holders of depositary shares, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of depositary shares.

      The deposit agreement will also contain provisions relating to how any subscription or similar rights offered by us to holders of the preferred stock will be made available to the holders of depositary shares.

CONVERSION AND EXCHANGE

      If any series of preferred stock underlying the depositary shares is subject to conversion or exchange, the applicable prospectus supplement will describe the rights or obligations of each record holder of depositary receipts to convert or exchange the depositary shares.

REDEMPTION OF DEPOSITARY SHARES

      If the series of the preferred stock underlying the depositary shares is subject to redemption, all or a part of the depositary shares will be redeemed from the redemption proceeds of that series of the preferred stock held by the depositary. The depositary will mail notice of redemption between 30 to 60 days prior to the date fixed for redemption to the record holders of the depositary shares to be redeemed at their addresses appearing in the depositary's records. The redemption price per depositary share will bear the same relationship to the redemption price per share of preferred stock that the depositary share bears to the underlying preferred stock. Whenever we redeem preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as determined by the depositary.

      After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will cease, except the right to receive money or other property that the holders of the depositary shares were entitled to receive upon the redemption. Payments will be made when holders surrender their depositary receipts to the depositary.

VOTING THE PREFERRED STOCK

      When the depositary receives notice of any meeting at which the holders of the preferred stock may vote, the depositary will mail information about the meeting contained in the notice, and any accompanying proxy materials, to the record holders of the depositary shares relating to the preferred stock. Each record holder of such depositary shares on the record date, which will be the same date as the record date for the preferred stock, will be entitled to instruct the depositary as to how the preferred stock underlying the holder's depositary shares should be voted.

      The depositary will try, if practical, to vote the number of shares of preferred stock underlying the depositary shares according to the instructions received. We will agree to take all action requested by and deemed necessary by the depositary in order to enable the depositary to vote the preferred stock in that manner. The depositary will not vote any preferred stock for which it does not receive specific instructions from the holders of the depositary shares relating to such preferred stock.

TAXATION

      Owners of depositary shares will be treated for federal income tax purposes as if they were owners of the preferred stock represented by the depositary shares. Accordingly, for federal income tax purposes they will have the income and deductions to which they would be entitled if they were holders of the preferred stock. In addition:

    . no gain or loss will be recognized for federal income tax purposes upon the withdrawal of preferred stock in exchange for depositary shares as provided in the deposit agreement;

    . the tax basis of each share of preferred stock to an exchanging owner of depositary shares will, upon the exchange, be the same as the aggregate tax basis of the depositary shares exchanged for such preferred stock; and

    . the holding period for the preferred stock, in the hands of an exchanging owner of depositary shares who held the depositary shares as a capital asset at the time of the exchange, will include the period that the owner held the depositary shares.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

      The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between us and the depositary at any time. However, any amendment that materially and adversely alters the rights of the existing holders of depositary shares will not be effective unless approved by the record holders of at least a majority of the depositary shares then-outstanding. A deposit agreement may be terminated by us or the depositary only if:

    . all outstanding depositary shares relating to the deposit agreement have been redeemed; or

    . there has been a final distribution on the preferred stock of the relevant series in connection with our liquidation, dissolution or winding up of our business and the distribution has been distributed to the holders of the related depositary shares.

CHARGES OF DEPOSITARY

      We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay associated charges of the depositary for the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay transfer and other taxes and governmental charges and any other charges that are stated to be their responsibility in the deposit agreement.

MISCELLANEOUS

      We will forward to the depositary, for distribution to the holders of depositary shares, all reports and communications that we must furnish to the holders of the preferred stock.

      Neither the depositary nor we will be liable if the depositary is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. Our obligations and the depositary's obligations under the deposit agreement will be limited to performance in good faith of duties set forth in the deposit agreement. Neither the depositary nor we will be obligated to prosecute or defend any legal proceeding connected with any depositary shares or preferred stock unless satisfactory indemnity is furnished to us and/or the depositary. We and the depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

RESIGNATION AND REMOVAL OF DEPOSITARY

      The depositary may resign at any time by delivering notice to us. We may also remove the depositary at any time. Resignations or removals will take effect when a successor depositary is appointed and it accepts the appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50 million.

                          DESCRIPTION OF COMMON STOCK

      This section describes the general terms and provisions of the shares of our common stock. The prospectus supplement will describe the specific terms of the common stock offered through that prospectus supplement in connection with the conversion, exchange or exercise of debt securities, preferred stock, depositary shares or securities warrants and any general terms outlined in this section that will not apply to that common stock.

      We have summarized the material terms and provisions of the common stock in this section. We have also filed our restated certificate of incorporation, as amended, our bylaws and the certificate of designation relating to our series C junior participating preferred stock, referred to in this prospectus as our series C preferred stock, as exhibits to the registration statement. You should read our restated certificate of incorporation, as amended, and our bylaws and the certificate of designation relating to the series C preferred stock for additional information before you buy any securities which may be exercised or exchangeable for or converted into common stock.

GENERAL

      SHARES OUTSTANDING. As of June 30, 2000, our authorized common stock was 4,000,000,000 shares. From these authorized shares, we had issued 1,666,095,285 shares, of which 1,619,141,306 shares were outstanding and 46,953,959 shares were held as treasury shares.

      DIVIDENDS. Holders of common stock may receive dividends when declared by our board of directors out of our funds that we can legally use to pay dividends. We may pay dividends in cash, stock or other property. In certain cases, holders of common stock may not receive dividends until we have satisfied our obligations to any holders of outstanding preferred stock. Other restrictions on our ability to pay dividends are described below under "-- Dividend Restrictions" and above under "Description of Preferred Stock-- Outstanding Preferred Stock."

      VOTING RIGHTS. Holders of common stock have the exclusive power to vote on all matters presented to our stockholders unless Delaware law or the certificate of designation for an outstanding series of preferred stock gives the holders of that preferred stock the right to vote on certain matters. Each holder of common stock is entitled to one vote per share. Holders of common stock have no cumulative voting rights for the election of directors. This means a holder of a single share of common stock cannot cast more than one vote for each position to be filled on our board of directors.

      OTHER RIGHTS. If we voluntarily or involuntarily liquidate, dissolve or wind up our business, holders of common stock will receive pro rata, according to shares held by them, any of our remaining assets available for distribution to stockholders after we have provided for payment of all debts and other liabilities, including any liquidation preference for outstanding shares of preferred stock. When we issue securities in the future, holders of common stock have no preemptive rights. This means the holders of common stock have no right, as holders of common stock, to buy any portion of those issued securities. Each share of common stock includes a right to purchase series C preferred stock if certain conditions occur. The conditions under which a holder may exercise that purchase right are discussed below under the heading "--Rights Agreement".

      LISTING. Our outstanding shares of common stock are listed on the New York Stock Exchange and Chicago Stock Exchange under the symbol "WFC." Wells Fargo Bank Minnesota, N.A. serves as the transfer agent and registrar for the common stock.

      FULLY PAID. The outstanding shares of common stock are fully paid and nonassessable. This means the full purchase price for the outstanding shares of common stock has been paid and the holders of such shares will not be assessed any additional amounts for such shares. Any additional common stock that we may issue in the future upon the conversion or exercise of other securities offered under this prospectus will also be fully paid and nonassessable.

RESTRICTIONS ON PAYMENT OF DIVIDENDS

      We are incorporated in Delaware and are governed by the Delaware General Corporation Law. Delaware law allows a corporation to pay dividends only out of surplus, as determined under Delaware law, or, if there is no surplus, out of net profits for the fiscal year in which the dividend was declared and for the preceding fiscal year. However, under Delaware law, we cannot pay dividends out of net profits if, after we pay the dividend, our capital would be less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of our assets.

ANTI-TAKEOVER PROVISIONS CONTAINED IN THE CERTIFICATE OF INCORPORATION AND
BYLAWS

      Certain provisions of our restated certificate of incorporation, as amended, may make it less likely that our management would be changed or someone would acquire voting control of our company without our board's consent. These provisions may delay, deter or prevent tender offers or takeover attempts that stockholders may believe are in their best interests, including tender offers or attempts that might allow stockholders to receive premiums over the market price of their common stock.

      PREFERRED STOCK. Our board of directors can at any time, under our restated certificate of incorporation, as amended, and without stockholder approval, issue one or more new series of preferred stock. In some cases, the issuance of preferred stock without stockholder approval could discourage or make more difficult attempts to take control of our company through a merger, tender offer, proxy contest or otherwise. Preferred stock with special voting rights or other features issued to persons favoring our management could stop a takeover by preventing the person trying to take control of our company from acquiring enough voting shares necessary to take control.

      NOMINATION PROCEDURES. In addition to our board of directors, stockholders can nominate candidates for our board of directors. However, a stockholder must follow the advance notice procedures described in Section 16 of our bylaws. In general, a stockholder must submit a written notice of the nomination to our corporate secretary at least 30 but not more than 60 days before a scheduled meeting of our stockholders.

      PROPOSAL PROCEDURES. Stockholders can propose that business other than nominations to our board of directors be considered at an annual meeting of stockholders only if a stockholder follows the advance notice procedures described in our bylaws. In general, a stockholder must submit a written notice of the proposal and the stockholder's interest in the proposal to our corporate secretary at least 90 but not more than 120 days before the date set for the annual meeting of our stockholders.

      AMENDMENT OF BYLAWS. Under our bylaws, our board of directors can adopt, amend or repeal the bylaws, subject to limitations under the Delaware General Corporation Law. Our stockholders also have the power to change or repeal our bylaws.

RIGHTS AGREEMENT

      Each share of our common stock, including those that may be issued upon the conversion or exercise of other securities offered under this prospectus, carries with it one preferred share purchase right, referred to in this prospectus as a "Right." If the Rights become exercisable, each Right entitles the registered holder to purchase one one-thousandth of a share of the series C preferred stock, subject to a proportionate decrease in the fractional number of shares of series C preferred stock that may be purchased if a stock split, stock dividend or similar transaction occurs with respect to the common stock and a proportionate increase in the event of a reverse stock split. Until a Right is exercised, the holder of the Right has no right to vote or receive dividends or any other rights as a stockholder as a result of holding the Right. The description and terms of the Rights are described in the Rights Agreement, dated as of October 21, 1998, between us and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, that has been filed with the SEC as an exhibit to the registration statement.

      The Rights trade automatically with shares of common stock. A holder of common stock may exercise the Rights only under the circumstances described below. The Rights will generally cause substantial dilution to a person or group that attempts to acquire us on terms not approved by our board of directors. The Rights should not interfere with any merger or other business combination that our board of directors approves since we may redeem the Rights before a person or group acquires 15% or more of the outstanding shares of our common stock. The Rights may, but are not intended to, deter takeover proposals that may be in the interests of our stockholders.

      Shares of series C preferred stock will rank junior to all other series of our preferred stock, including the preferred stock offered under this prospectus, if our board, in creating such preferred stock, provides that they will rank senior to our series C preferred stock. If our stockholders purchase series C preferred stock, we cannot repurchase that stock from stockholders who do not want to resell it. Subject to the rights of our senior securities, a holder of the series C preferred stock will be entitled, for each share owned, to:

    .  a quarterly dividend payment equal to the greater of

      .  $10.00 per share, or
      . 1,000 times the aggregate of all dividends declared per share of common stock,

       before any amounts are distributed to holders of common stock or any other capital stock ranking junior to the series C preferred stock either as to dividends or upon our liquidation, dissolution or winding up of our business, so that if the dividend is not paid on the series C preferred stock in one or more quarters, no dividend may be paid on common stock or such other junior capital stock until all previously unpaid dividends on series C preferred stock have been paid;

    .  a liquidation payment equal to the greater of

      . $1,000 per share plus all accrued and unpaid dividends, or . 1,000 times the payment made per share of common stock, if we liquidate our company,

       before any amounts are distributed to holders of common stock or any other capital stock ranking junior to the series C preferred stock either as to dividends or upon our liquidation, dissolution or winding up of our business;

    . receive 1,000 times the amount received per share of common stock in the event of any merger, consolidation, statutory share exchange or other similar transaction; and

    . 1,000 votes per share and will vote together with the common stock unless applicable law requires otherwise.

These rights of the series C preferred stock are protected by customary antidilution provisions which automatically increase dividend, liquidation, merger and voting rights in proportion to increases in common stock resulting from stock dividends, stock splits and similar transactions. These rights are proportionately decreased in the event of decreases in common stock resulting from reverse stock splits and similar transactions.

      The purchase price for each one one-thousandth of a share of series C preferred stock is $160. We must adjust the purchase price if certain events occur, such as:

    . if we pay stock dividends on the series C preferred stock or split the series C preferred stock;

    .  if we declare a reverse stock split on the series C preferred stock;
       or

    . if we issue any shares of capital stock in a reclassification of the series C preferred stock to holders of series C preferred stock.

We are not required to adjust the purchase price, however, until cumulative adjustments equal or exceed 1% of the purchase price.

      Holders may exercise their Rights only following a distribution date. A distribution date will occur on the earlier of:

    . 10 days after a public announcement that a person or group acquired 15% or more of the outstanding shares of common stock; or

    . 10 business days after a person or group makes or announces an offer to purchase common stock, which, if successful, would result in the acquisition of 15% or more of the outstanding shares of common stock.

      The Rights have additional features that will be triggered upon the occurrence of specified events, including:

    . if a person or group acquires 15% or more of the outstanding shares of common stock, holders of the Rights, other than such person or group whose Rights will have become void, may purchase our common stock, instead of our series C preferred stock, at 50% of the market value of the purchased common stock;

    . if a person or group acquires 15% or more of the outstanding shares of common stock, our board of directors may, at any time before the person or group acquires 50% or more of the outstanding shares of common stock, exchange all or part of the Rights, other than Rights held or previously held by the 15% or greater stockholder, for common stock or equivalent securities at an exchange ratio per Right equal to the exercise price of a Right divided by the current per share market price of the common stock, subject to adjustment; and

    . if our company is involved in certain business combinations or the sale of 50% or more of our assets or earning power after a person or group acquires 15% or more of our outstanding common stock, the holders of the Rights, other than such person or group whose Rights will have become void, may purchase common stock of the acquiror or an affiliated company at 50% of market value.

      Any time before a person or group acquires 15% or more of the outstanding shares of common stock, our board of directors may redeem all of the Rights at a price of $.01 per Right, subject to adjustment for stock dividends, stock splits and similar transactions. Our board of directors in its sole discretion may establish the effective time, basis and conditions of the redemption. Immediately upon redemption of the Rights, the holder can no longer exercise the Rights and can only receive the redemption price described above.

      The Rights will expire on November 23, 2008, unless we redeem or exchange them before then or extend the expiration date. Our board of directors may amend the terms of the Rights without the consent of the holders of the Rights at any time before the distribution date in any manner our board deems desirable, including reducing certain thresholds described above to the greater of:

    . the sum of .001% and the largest percentage of outstanding common stock that we know a person or group owns; or

    .  10%.

Our board of directors may amend the terms of the Rights without the consent of the holders of the Rights after the distribution date only if the amendment does not adversely affect the interests of the holders of the Rights.

                       DESCRIPTION OF SECURITIES WARRANTS

      This section describes the general terms and provisions of the securities warrants. The prospectus supplement will describe the specific terms of the securities warrants offered through that prospectus supplement and any general terms outlined in this section that will not apply to those securities warrants.

      We may issue warrants for the purchase of debt securities, preferred stock, depositary shares or common stock. Securities warrants may be issued alone or together with debt securities, preferred stock or depositary shares offered by any prospectus supplement and may be attached to or separate from those securities. Each series of securities warrants will be issued under a separate securities warrant agreement between us and a bank or trust company, as securities warrant agent, which will be described in the applicable prospectus supplement. The securities warrant agent will act solely as our agent in connection with the securities warrants and will not act as an agent or trustee for any holders of securities warrants.

      We have summarized the material terms and provisions of the securities warrant agreements and securities warrants in this section. We have also filed the forms of securities warrant agreements and the certificates representing the securities warrants as exhibits to the registration statement. You should read the applicable forms of securities warrant agreement and securities warrant certificate for additional information before you buy any securities warrants.

GENERAL

      If we offer securities warrants, the applicable prospectus supplement will describe their terms. If securities warrants for the purchase of debt securities are offered, the applicable prospectus supplement will describe the terms of those securities warrants, including the following if applicable:

    .  the offering price;

    .  the currencies in which the securities warrants are being offered;

    . the designation, aggregate principal amount, currencies, denominations and terms of the series of the debt securities that can be purchased if a holder exercises the securities warrants;

    . the designation and terms of any series of debt securities, preferred stock or depositary shares with which the securities warrants are being offered and the number of securities warrants offered with each debt security, share of preferred stock or depositary share;

    . the date on and after which the holder of the securities warrants can transfer them separately from the related series of debt securities, preferred stock or depositary shares;

    . the principal amount of the series of debt securities that can be purchased if a holder exercises the securities warrant and the price at which and currencies in which the principal amount may be purchased upon exercise;

    . the date on which the right to exercise the securities warrants begins and the date on which the right expires;

    .  whether the securities warrants will be in registered or bearer form;

    .  United States federal income tax consequences; and

    .  any other terms of the securities warrants.

Unless we state otherwise in the applicable prospectus supplement, the securities warrants for the purchase of debt securities will be in registered form only.

      If securities warrants for the purchase of preferred stock, depositary shares or common stock are offered, the applicable prospectus supplement will describe the terms of those securities warrants, including the following where applicable:

    .  the offering price;

    . the total number of shares that can be purchased if a holder of the securities warrants exercises them and, in the case of securities warrants for preferred stock or depositary shares, the designation, total number and terms of the series of preferred stock that can be purchased upon exercise or that are underlying the depositary shares that can be purchased upon exercise;

    . the designation and terms of the series of debt securities, preferred stock or depositary shares with which the securities warrants are being offered and the number of securities warrants being offered with each debt security, share of preferred stock or depositary share;

    . the date on and after which the holder of the securities warrants can transfer them separately from the related series of debt securities, preferred stock or depositary shares;

    . the number of shares of preferred stock, depositary shares or shares of common stock that can be purchased if a holder exercises the securities warrant and the price at which the preferred stock, depositary shares or common stock may be purchased upon each exercise;

    . the date on which the right to exercise the securities warrants begins and the date on which the right expires;

    .  United States federal income tax consequences; and

    .  any other terms of the securities warrants.

Securities warrants for the purchase of preferred stock, depositary shares or common stock will be in registered form only.

      A holder of securities warrant certificates may exchange them for new certificates of different denominations, present them for registration of transfer, and exercise them at the corporate trust office of the securities warrant agent or any other office indicated in the applicable prospectus supplement.

      Until any securities warrants to purchase debt securities are exercised, the holder of such securities warrants will not have any of the rights of holders of the debt securities that can be purchased upon exercise, including any right to receive payments of principal, premium or interest on the underlying debt securities or to enforce covenants in the applicable indenture. Until any securities warrants to purchase preferred stock, depositary shares or common stock are exercised, holders of such securities warrants will not have any rights of holders of the underlying preferred stock, depositary shares or common stock, including any right to receive dividends or to exercise any voting rights.

EXERCISE OF SECURITIES WARRANTS

      Each holder of a securities warrant is entitled to purchase the principal amount of debt securities or number of shares of preferred stock, depositary shares or shares of common stock, as the case may be, at the exercise price described in the applicable prospectus supplement. After the close of business on the day when the right to exercise terminates, or a later date if we extend the time for exercise, unexercised securities warrants will become void.

      A holder of securities warrants may exercise them by following the general procedure outlined below:

    . delivering to the securities warrant agent the payment required by the applicable prospectus supplement to purchase the underlying security;

    . properly completing and signing the reverse side of the securities warrant certificate representing the securities warrants; and

    . delivering the securities warrant certificate representing the securities warrants to the securities warrant agent, or other office indicated in the applicable prospectus supplement, within five business days of the securities warrant agent receiving payment of the exercise price.

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

      If you comply with the procedures described above, your securities warrants will be considered to have been exercised when the securities warrant agent receives payment of the exercise price. After you have completed those procedures, we will, as soon as practicable, issue and deliver to you the debt securities, preferred stock, depositary shares or common stock that you purchased upon exercise. If you exercise fewer than all of the securities warrants represented by a securities warrant certificate, the securities warrant agent will issue to you a new securities warrant certificate for the unexercised amount of securities warrants. Holders of securities warrants will be required to pay any tax or governmental charge that may be imposed in connection with transferring the underlying securities in connection with the exercise of the securities warrants.

AMENDMENTS AND SUPPLEMENTS TO SECURITIES WARRANT AGREEMENTS

      We may amend or supplement a securities warrant agreement without the consent of the holders of the applicable securities warrants if the changes are not inconsistent with the provisions of the securities warrants and do not materially adversely affect the interests of the holders of the securities warrants. We, along with the securities warrant agent, may also modify or amend a securities warrant agreement and the terms of the securities warrants if a majority of the then--outstanding unexercised securities warrants affected by the modification or amendment consent. However, no modification or amendment that accelerates the expiration date, increases the exercise price, reduces the majority consent requirement for any such modification or amendment, or otherwise materially adversely affects the rights of the holders of the securities warrants may be made without the consent of each holder affected by the modification or amendment.

COMMON STOCK WARRANT ADJUSTMENTS

      Unless the applicable prospectus supplement states otherwise, the exercise price of, and the number of shares of common stock covered by, a warrant for common stock will be adjusted in the manner set forth in the applicable prospectus supplement if certain events occur, including:

    . if we issue capital stock as a dividend or distribution on the common stock;

    .  if we subdivide, reclassify or combine the common stock;

    . if we issue rights or warrants to all holders of common stock entitling them, for a period expiring 45 days after the date fixed for determining the stockholders entitled to receive such rights or warrants, to purchase common stock at less than the current market price, as defined in the warrant agreement for such series of common stock warrants; or

    . if we distribute to all holders of common stock evidences of our indebtedness or our assets, excluding certain cash dividends and distributions, or if we distribute to all holders of common stock rights or warrants, excluding those referred to in the bullet point above.

      Except as stated above, the exercise price and number of shares of common stock covered by a common stock warrant will not be adjusted if we issue common stock or any securities convertible into or exchangeable for common stock, or securities carrying the right to purchase common stock or securities convertible into or exchangeable for common stock.

      Holders of common stock warrants may have additional rights under the following circumstances:

    .  a reclassification or change of the common stock;

    .  a consolidation or merger involving our company; or

    . a sale or conveyance to another corporation of all or substantially all of our property and assets.

If one of the above transactions occurs and holders of our common stock are entitled to receive stock, securities, other property or assets, including cash, with respect to or in exchange for common stock, the holders of the common stock warrants then outstanding will be entitled to receive upon exercise of their common stock warrants the kind and amount of shares of stock and other securities or property that they would have received upon the reclassification, change, consolidation, merger, sale or conveyance if they had exercised their common stock warrants immediately before the transaction.

                              PLAN OF DISTRIBUTION

      We may sell the securities offered under this prospectus through agents, through underwriters or dealers or directly to one or more purchasers. We may also offer the securities in exchange for our outstanding indebtedness.

      Underwriters, dealers and agents that participate in the distribution of the securities offered under this prospectus may be underwriters as defined in the Securities Act of 1933 and any discounts or commissions received by them from us and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation, including underwriting discount, will be described in the applicable prospectus supplement. The prospectus supplement will also describe other terms of the offering, including the initial public offering price, any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the offered securities may be listed.

      The distribution of the securities offered under this prospectus may occur from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

      If the securities offered under this prospectus are issued in exchange for our outstanding securities, the applicable prospectus supplement will set forth the terms of the exchange, the identity of and the terms of sale of the securities offered under this prospectus by the selling security holders.

      If the applicable prospectus supplement indicates, we will authorize dealers or our agents to solicit offers by institutions to purchase offered securities from us under contracts that provide for payment and delivery on a future date. We must approve all institutions, but they may include, among others:

    .  commercial and savings banks;

    .  insurance companies;

    .  pension funds;

    .  investment companies; and

    .  educational and charitable institutions.

The institutional purchaser's obligations under the contract are only subject to the condition that the purchase of the offered securities at the time of delivery is allowed by the laws that govern the purchaser. The dealers and our agents will not be responsible for the validity or performance of the contracts.

      One of our wholly-owned subsidiaries, Wells Fargo Brokerage Services, LLC, or WFBS, may help place some of the securities offered under this prospectus. If this occurs, the placement will comply with Rule 2720 of the Conduct Rules of the National Association of Securities Dealers, Inc. and will be made under an agreement between us and WFBS. This agreement will authorize WFBS to contact its existing customers, which are financial institutions and sophisticated investors, to inform them that the securities offered by this prospectus can be purchased from us. WFBS will forward any orders for such securities to us for acceptance. We will pay WFBS a commission at the same rate as the commissions we pay to the other agents that are offering securities under the same prospectus supplement.

      We may have agreements with the underwriters, dealers and agents, including WFBS, to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute with respect to payments which the underwriters, dealers or agents may be required to make as a result of those certain civil liabilities.

      If we offer bearer debt securities under this prospectus, each underwriter, dealer and agent that participates in the distribution of any original issuance of bearer debt securities will agree not to offer, sell or deliver bearer debt securities to a United States citizen or to any person within the United States, unless federal law permits otherwise.

      When we issue the securities offered by this prospectus, except for shares of common stock, they may be new securities without an established trading market. If we sell a security offered by this prospectus to an underwriter for public offering and sale, the underwriter may make a market for that security, but the underwriter will not be obligated to do so and could discontinue any market making without notice at any time. Therefore, we cannot give any assurances to you concerning the liquidity of any security offered by this prospectus.

      Underwriters and agents and their affiliates may be customers of, engage in transactions with, or perform services for us or our subsidiaries in the ordinary course of their businesses.

                                 LEGAL OPINIONS

      Laurel A. Holscuh, who is our Senior Vice President and Assistant General Counsel, or another of our lawyers, will issue an opinion about the legality of the securities offered by this prospectus. Ms. Holscuh owns, or has the right to acquire, a number of shares of our common stock which represents less than 0.1% of the total outstanding common stock. Certain legal matters will be passed upon for any underwriters or agents by Gibson, Dunn & Crutcher LLP, San Francisco, California. Gibson, Dunn & Crutcher LLP represents us and certain of our subsidiaries in other legal matters. Ms. Holscuh may rely on Gibson, Dunn & Crutcher LLP as to matters of New York law.

                                    EXPERTS

      The consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 1999 have been incorporated by reference in this prospectus in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. To the extent that KPMG LLP audits and reports on our consolidated financial statements issued at future dates, and consents to the use of their report thereon, such consolidated financial statements also will be incorporated by reference in this prospectus in reliance upon their report and said authority.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following is an estimate, subject to future contingencies, of the expenses to be incurred by the Registrant in connection with the issuance and distribution of the securities being registered:

      Registration Fee.............................................  $2,640,000
      Legal Fees and Expenses*.....................................     200,000
      Trustee Fees and Expenses*...................................      25,000
      Accounting Fees and Expenses*................................      55,000
      Blue Sky and Legal Investment Fees and Expenses*.............      25,000
      Printing and Engraving Fees*.................................     100,000
      Rating Agency Fees*..........................................     200,000
      Listing Fees*................................................     100,000
      Miscellaneous*...............................................      50,000
                                                                     ----------
      Total*.......................................................  $3,395,000
                                                                     ==========

-------------
*Estimated pursuant to instruction to Item 511 of Regulation S-K.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      Section 145 of the Delaware General Corporation Law authorizes indemnification of directors and officers of a Delaware corporation under certain circumstances against expenses, judgments and the like in connection with litigation. Article Fourteenth of the restated certificate of incorporation of the Registrant provides for broad indemnification of directors and officers. The Registrant also maintains insurance coverage relating to certain liabilities of directors and officers.

      Pursuant to the terms of forms of underwriting agreements and form of distribution agreement filed as Exhibits 1(a), 1(b) and 1(c) to this Registration Statement, the directors and officers of the Registrant will be indemnified against certain civil liabilities that they may incur under the Securities Act of 1933 in connection with this Registration Statement and the related Prospectus and applicable Prospectus Supplement.

ITEM 16. EXHIBITS

      The following Exhibits are filed as part of this Registration Statement:

      1(a) Form of Underwriting Agreement for Debt Securities (incorporated by reference to the same numbered exhibit to Amendment No. 1 to the Registrant's Registration Statement on Form S-3 dated June 15,
           1999).

      1(b) Form of Underwriting Agreement for Preferred Stock (incorporated by reference to the same numbered exhibit to Amendment No. 1 to the Registrant's Registration Statement on Form S-3 dated June 15,
           1999).


      1(c) Form of Distribution Agreement (incorporated by reference to the same numbered exhibit to Amendment No. 1 to the Registrant's
           Registration Statement on Form S-3 dated June 15, 1999).

      4(a) Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3(b) to Registrant's Current Report on Form 8-K dated June 28, 1993, Exhibit 3 to Registrant's Current Report on
           Form 8-K dated July 3, 1995, and Exhibits 3(b) and 3(c) to
           Registrant's Quarterly Report on Form 10-Q for the quarter ended
           September 30, 1998).

      4(b) Certificate of Designations for ESOP Cumulative Convertible
           Preferred Stock (incorporated by reference to Exhibit 4 to
           Registrant's Quarterly Report on Form 10-Q for the quarter ended
           March 31, 1994).

      4(c) Certificate of Designations for 1995 ESOP Cumulative Convertible
           Preferred Stock (incorporated by reference to Exhibit 4 to
           Registrant's Quarterly Report on Form 10-Q for the quarter ended
           March 31, 1995).

      4(d) Certificate of Designations for 1996 ESOP Cumulative Convertible
           Preferred Stock (incorporated by reference to Exhibit 3 to
           Registrant's Current Report on Form 8-K dated November 26, 1996).

      4(e) Certificate of Designations for 1997 ESOP Cumulative Convertible
           Preferred Stock (incorporated by reference to Exhibit 3 to
           Registrant's Current Report on Form 8-K dated April 14, 1997).

      4(f) Certificate of Designations for 1998 ESOP Cumulative Convertible
           Preferred Stock (incorporated by reference to Exhibit 3 to
           Registrant's Current Report on Form 8-K dated April 20, 1998).

      4(g) Certificate of Designations for 1999 ESOP Cumulative Convertible
           Preferred Stock (incorporated by reference to Exhibit 3(b) to
           Registrant's Current Report on Form 8-K dated April 21, 1999).

      4(h) Certificate of Designations for 2000 ESOP Cumulative Convertible
           Preferred Stock (incorporated by reference to Exhibit 3(o) to
           Registrant's Quarterly Report on Form 10-Q for the quarter ended
           March 31, 2000).

      4(i) Certificate of Designations for Adjustable Cumulative Preferred
           Stock, Series B (incorporated by reference to Exhibit 3(j) to
           Registrant's Quarterly Report on Form 10-Q for the quarter ended
           September 30, 1998).

      4(j) Certificate of Designations for Fixed/Adjustable Rate Noncumulative
           Preferred Stock, Series H (incorporated by reference to Exhibit 3(k) to Registrant's Quarterly Report on Form 10-Q for the quarter ended
           September 30, 1998).

      4(k) Certificate of Designations for Series C Junior Participating
           Preferred Stock (incorporated by reference to Exhibit 3(l) to
           Registrant's Annual Report on Form 10-K for the year ended December
           31, 1998).

      4(l) Certificate Eliminating the Certificate of Designations for
           Cumulative Convertible Preferred Stock, Series B (incorporated by reference to Exhibit 3(a) to Registrant's Current Report on Form 8-K dated November 1, 1995).


      4(m) Certificate Eliminating the Certificate of Designations for 10.24%
           Cumulative Preferred Stock (incorporated by reference to Exhibit 3 to Registrant's Current Report on Form 8-K dated February 20, 1996).

      4(n) Certificate Eliminating the Certificate of Designations for Series A
           Junior Participating Preferred Stock (incorporated by reference to
           Exhibit 3(a) to Registrant's Current Report on Form 8-K dated April
           21, 1999).

      4(o) Certificate Eliminating the Certificate of Designations for
           Cumulative Tracking Preferred Stock (incorporated by reference to
           Exhibit 3(o) to the Company's Annual Report on Form 10-K for the year ended December 31, 1999).

      4(p) By-Laws (incorporated by reference to Exhibit 3(m) to Registrant's
           Annual Report on Form 10-K for the year ended December 31, 1998).

      4(q) Rights Agreement, dated as of October 21, 1998, between Norwest
           Corporation (now named Wells Fargo & Company) and ChaseMellon
           Shareholder Services, L.L.C., as Rights Agent (incorporated by reference to Exhibit 4.1 to Registrant's Registration Statement on
           Form 8-A dated October 21, 1998).

      4(r) Form of Senior Indenture (incorporated by reference to Exhibit 4(q) to Amendment No. 1 to Registrant's Registration Statement on
           Form S-3 dated June 15, 1999).

      4(s) Form of Subordinated Indenture (incorporated by reference to Exhibit
           4(r) to Amendment No. 1 to Registrant's Registration Statement on
           Form S-3 dated June 15, 1999).

      4(t) Forms of Registered Medium-Term Notes (incorporated by reference to
           Exhibit 4(s) to Amendment No. 1 to Registrant's Registration
           Statement on Form S-3 dated June 15, 1999).

      4(u) Form of Senior Note (incorporated by reference to Exhibit 4(t) to
           Amendment No. 1 to Registrant's Registration Statement on Form S-3 dated June 15, 1999).

      4(v) Form of Subordinated Note (incorporated by reference to Exhibit 4(u) to Amendment No. 1 to Registrant's Registration Statement on
           Form S-3 dated June 15, 1999).

      4(w) Form of Certificate of Designations of Powers, Preferences and
           Rights of Preferred Stock (incorporated by reference to Exhibit 4(v) to Amendment No. 1 to Registrant's Registration Statement on
           Form S-3 dated June 15, 1999).

      4(x) Form of Preferred Stock Certificate (incorporated by reference to
           Exhibit 4(w) to Amendment No. 1 to Registrant's Registration
           Statement on Form S-3 dated June 15, 1999).

      4(y) Form of Convertible Preferred Stock Certificate (incorporated by reference to Exhibit 4(x) to Amendment No. 1 to Registrant's
           Registration Statement on Form S-3 dated June 15, 1999).

      4(z) Form of Deposit Agreement, including form of Depositary Receipt
           (incorporated by reference to Exhibit 4(y) to Amendment No. 1 to
           Registrant's Registration Statement on Form S-3 dated June 15,
           1999).


      4(aa) Form of Debt Warrant Agreement, including form of Debt Warrant
            Certificate (incorporated by reference to Exhibit 4(z) to Amendment No. 1 to Registrant's Registration Statement on Form S-3 dated June 15, 1999).

      4(bb) Form of Preferred Stock Warrant Agreement, including form of
            Preferred Stock Warrant Certificate (incorporated by reference to
            Exhibit 4(a)(a) to Amendment No. 1 to Registrant's Registration
            Statement on Form S-3 dated June 15, 1999).

      4(cc) Form of Common Stock Warrant Agreement, including form of Common
            Stock Warrant Certificate (incorporated by reference to
            Exhibit 4(b)(b) to Amendment No. 1 to Registrant's Registration
            Statement on Form S-3 dated June 15, 1999).

      4(dd) Form of Common Stock Certificate (incorporated by reference to
            Exhibit 4(c)(c) to Amendment No. 1 to Registrant's Registration
            Statement on Form S-3 dated June 15, 1999). The Registrant and certain of its consolidated subsidiaries have outstanding certain long-term debt. No individual series of such debt exceeds 10% of the total assets of the Registrant and its consolidated subsidiaries. Copies of instruments with respect to long-term debt will be furnished to the Commission upon request.

      5     Opinion of Assistant General Counsel of the Registrant.

      12 Computations of ratio of earnings to fixed charges and ratio of earnings to fixed charges and Preferred Stock dividends
            (incorporated by reference to Exhibits 99(a) and 99(b) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended
            June 30, 2000).

      23(a) Consent of Assistant General Counsel of the Registrant (included as part of Exhibit 5).

      23(b) Consent of KPMG LLP.

      24    Powers of Attorney.


ITEM 17. UNDERTAKINGS

      (a)The undersigned Registrant hereby undertakes:

          (1)To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i)to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii)to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                  (iii)to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

    provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (d) The undersigned Registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES

   PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT ON FORM S-3 TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SAN FRANCISCO, STATE OF CALIFORNIA, ON OCTOBER 4, 2000.

                                          WELLS FARGO & COMPANY

                                                /s/ Richard M. Kovacevich
                                          By: _________________________________
                                                  Richard M. Kovacevich
                                              President and Chief Executive
                                                         Officer

   PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED ON OCTOBER 4, 2000 BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED:

/s/ Richard M. Kovacevich               President and Chief Executive Officer
_____________________________________   (Principal Executive Officer)
 Richard M. Kovacevich

/s/ Ross J. Kari                        Executive Vice President and Chief
_____________________________________   Financial Officer
 Ross J. Kari                           (Principal Financial Officer)

/s/ Les L. Quock                        Senior Vice President and Controller
_____________________________________   (Principal Accounting Officer)
 Les L. Quock

J.A. BLANCHARD III
MICHAEL R. BOWLIN
DAVID A. CHRISTENSEN
SUSAN E. ENGEL
PAUL HAZEN
REATHA CLARK KING
RICHARD M. KOVACEVICH                     A majority of the Board of
RICHARD D. McCORMICK                      Directors*
CYNTHIA H. MILLIGAN
BENJAMIN F. MONTOYA
PHILIP J. QUIGLEY
DONALD B. RICE
JUDITH M. RUNSTAD
SUSAN G. SWENSON
MICHAEL W. WRIGHT
-------------
*Richard M. Kovacevich, by signing his name hereto, does hereby sign this document on behalf of each of the directors named above pursuant to powers of attorney duly executed by the directors named and filed with the Securities and Exchange Commission on behalf of such directors.

                                                 /s/ Richard M. Kovacevich
                                          _____________________________________
                                             Richard M. Kovacevich, Attorney-
                                                          in-Fact